Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

ETERNAL ENERGY CORP.,

ETERNAL SUB CORP.

and

AMERICAN EAGLE ENERGY INC.

April 8, 2011

i

TABLE OF DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	Section 8.5(d)
Acquisition Agreement	Section 5.3(c)
Acquisition Proposal	Section 5.3(g)
Advisers Act	Section 3.22
Agreement	Preamble
American Eagle	Preamble
American Eagle Adverse Recommendation Change	Section 5.3(c)
American Eagle Assets	Section 3.17
American Eagle Balance Sheet	Section 3.5(b)
American Eagle Board	Section 3.3
American Eagle Common Stock	Section 2.1(a)
American Eagle Debenture	Section 3.2(a)
American Eagle Disclosure Letter	Article 3
American Eagle Employees/Consultants	Section 3.10
American Eagle IP Rights	Section 3.13(b)
American Eagle Leased Real Property	Section 8.5(d)
American Eagle Leases	Section 8.5(d)
American Eagle Material Contract	Section 3.14(a)
American Eagle Notice of Change	Section 5.3(c)
American Eagle Notice of Superior Proposal	Section 7.1(g)
American Eagle Option	Section 2.1(e)
American Eagle Owned Real Property	Section 8.5(d)
American Eagle Permits	Section 3.12(d)
American Eagle Purchase Agreement	Section 3.2(a)
American Eagle Real Property	Section 8.5(d)
American Eagle Required Vote	Section 3.24
American Eagle SEC Documents	Section 3.5(a)
American Eagle Security Agreement	Section 3.2(f)
American Eagle Special Meeting	Section 5.7(c)
American Eagle Stockholder Statement	Section 3.9(a)
American Eagle Termination Fee	Section 7.1(b)
Articles of Merger	Section 1.2
Business Day	Section 8.5(d)
Certificate	Section 2.1(a)
Claim	Section 8.5(d)
Cleanup	Section 8.5(d)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Debenture Conversion	Section 5.1(d)
Derivative Transaction	Section 8.5(d)

v

Term	Section

Disclosing Party	Section 5.5
Dissenting Shares	Section 2.2
Effective Time	Section 1.2
Employee Benefit Plan	Section 8.5(d)
Employment and Withholding Taxes	Section 8.5(d)
Employment/Consulting Agreements	Section 5.11
Environmental Claim	Section 8.5(d)
Environmental Laws	Section 8.5(d)
ERISA	Section 8.5(d)
Eternal	Preamble
Eternal Adverse Recommendation Change	Section 5.3(f)
Eternal Assets	Section 4.17
Eternal Balance Sheet	Section 4.5(b)
Eternal Board	Section 4.5(c)
Eternal Common Stock	Section 2.1(a)
Eternal Disclosure Letter	Article 4
Eternal Employees/Consultants	Section 4.10
Eternal IP Rights	Section 4.13(a)
Eternal Leased Real Property	Section 8.5(d)
Eternal Leases	Section 8.5(d)
Eternal Material Contract	Section 4.14(a)
Eternal Notice of Change	Section 5.3(f)
Eternal Notice of Superior Proposal	Section 7.1(h)
Eternal Options	Section 4.2
Eternal Owned Real Property	Section 8.5(d)
Eternal Permits	Section 4.12(d)
Eternal Real Property	Section 8.5(d)
Eternal SEC Documents	Section 4.5(a)
Eternal Special Committee	Recitals
Eternal Termination Fee	Section 7.1(c)
Exchange Act	Section 3.5(a)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Fairness Opinion	Section 4.23(b)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Hazardous Material	Section 8.5(d)
Hydrocarbons	Section 8.5(d)
Indemnified Parties	Section 5.9(a)
Intellectual Property	Section 3.13(a)
Investment Company Act	Section 3.22
knowledge	Section 8.5(d)
Laws	Section 3.4(a)
Liens	Section 8.5(d)

Term	Section

Litigation	Section 8.5(d)
Material Adverse Effect	Section 8.5(d)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Modified Superior Proposal	Section 7.1(g)
NRS	Section 1.1
Oil and Gas Interests	Section 8.5(d)
Permitted Liens	Section 8.5(d)
Person	Section 8.5(d)
Private Placement	Section 3.2(e)
Proceeding	Section 5.9(a)
PUHCA	Section 3.22
Receiving Party	Section 5.5
Registered American Eagle IP	Section 3.13(c)
Registered Eternal IP	Section 4.13(b)
Release	Section 8.5(d)
Representatives	Section 5.3(a)
Return	Section 8.5(d)
S-4	Section 3.9(b)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.5(a)
Securities Act	Section 3.2(d)
Subsidiary	Section 8.5(d)
Superior Proposal	Section 5.3(g)
Tax	Section 8.5(d)
Termination Date	Section 7.1(b)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2011 (this “Agreement”), is by and among Eternal Energy Corp., a Nevada corporation (“Eternal”), Eternal Sub Corp., a Nevada corporation and a wholly-owned Subsidiary of Eternal (the “Merger Sub”), and American Eagle Energy Inc., a Nevada corporation (“American Eagle”).

WHEREAS, the respective Boards of Directors of Eternal (including a special committee of its Board of Directors that was formed specifically to review and evaluate the Merger (the “Eternal Special Committee”)), the Merger Sub and American Eagle have deemed it advisable and in the best interests of their respective stockholders and corporations that a transaction be effected pursuant to which (i) the Merger Sub will merge with and into American Eagle, with American Eagle continuing as the surviving corporation and (ii) subject to the provisions of Article 2, Eternal will pay aggregate consideration equal to 164,023,288 shares of Eternal Common Stock for all of the shares of American Eagle Common Stock outstanding at the Effective Time, upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved this Agreement and the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
THE MERGER

Section 1.1   The Merger. Upon the terms and subject to the conditions hereof and in accordance with the applicable provisions of the Nevada Revised Statutes (the “NRS”), at the Effective Time, (i) the Merger Sub shall merge with and into American Eagle (the “Merger”), (ii) the separate corporate existence of the Merger Sub shall cease and (iii) American Eagle shall continue its corporate existence under Nevada law as the surviving entity in the Merger and as a wholly-owned Subsidiary of Eternal.  The Merger shall have the effects set forth in the NRS.

Section 1.2   Effective Time of the Merger.  Upon the terms and subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, Eternal, the Merger Sub and American Eagle shall cause Articles of Merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS.  The Merger shall become effective (the “Effective Time”) upon the later of (i) such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada in accordance with the NRS and (ii) such time as the parties shall agree in writing and as specified in the Articles of Merger in accordance with the NRS.

Section 1.3         Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Baker & Hostetler LLP, Costa Mesa, California, unless another time, date or place is agreed to in writing by the parties.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.4          Articles of Incorporation.  Pursuant to the Merger, the Articles of Incorporation of American Eagle in effect immediately prior to the Effective Time shall remain the Articles of Incorporation of American Eagle, as the surviving entity in the Merger, at and after the Effective Time until thereafter amended as provided therein or by the NRS.

Section 1.5          Bylaws. Pursuant to the Merger, the Bylaws of American Eagle in effect immediately prior to the Effective Time shall remain the Bylaws of American Eagle, as the surviving entity in the Merger, at and after the Effective Time until thereafter amended in accordance with the terms thereof, American Eagle’s Articles of Incorporation and the NRS.

Section 1.6           Directors and Officers.

(a)           The directors and officers of American Eagle immediately prior to the Effective Time shall remain the directors and officers of American Eagle, as the surviving entity in the Merger, at and after the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with American Eagle’s Articles of Incorporation and Bylaws and the NRS.

(b)           At and after the Effective Time, the directors and officers of Eternal shall be as set forth in Exhibit 1.6 hereto, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Eternal’s Articles of Incorporation and Bylaws and with the NRS.

ARTICLE 2
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1           Effects of the Merger.

(a)           Capital Stock of American Eagle.

(i)           At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities, subject to the other provisions of this Article 2, each share of common stock of American Eagle, par value $0.001 per share (the “American Eagle Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of American Eagle Common Stock described in Section 2.1(c) and any Dissenting Shares) shall be converted into the right to receive a proportionate share of the Merger Consideration.  For purposes of this Agreement, (A) “Merger Consideration” means 164,023,288 fully paid and nonassessable shares of Eternal Common Stock in the aggregate (the “Merger Consideration”) and (B) “Eternal Common Stock” means the shares of common stock of Eternal, par value $0.001 per share.  It is the parties’ intent that, as of the Effective Time, the shares of Eternal Common Stock constituting the Merger Consideration, in the aggregate, will represent 80% of the aggregate issued and outstanding shares of Eternal Common Stock, calculated assuming that none of the Eternal Options and none of the American Eagle Options, as each was in existence immediately prior to the Effective Time, had been exercised as of the Effective Time.

 (ii)           All such shares of American Eagle Common Stock, when so converted to the right to receive the Merger Consideration pursuant to Section 2.1(a)(i), shall cease to be outstanding and shall automatically be canceled and cease to exist.  Each holder of a certificate (a “Certificate”) that previously represented shares of American Eagle Common Stock, and each Person who is a holder of a beneficial interest in the shares of American Eagle Common Stock represented by any such Certificate, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares of American Eagle Common Stock.

(b)           No Fractional Shares.  Notwithstanding anything to the contrary in Section 2.1(a), no fractional share of Eternal Common Stock will be issued by virtue of the Merger.  In lieu of any such fractional share, each holder of shares of American Eagle Common Stock who would otherwise have been entitled to receive a fraction of a share of Eternal Common Stock pursuant to Section 2.1(a) shall have the right to receive the nearest rounded-up whole number of shares of Eternal Common Stock, such that the “Merger Consideration” that each such holder has the right to receive pursuant to Section 2.1(a) shall be deemed to be such whole number of shares of Eternal Common Stock that such holder is entitled to receive after taking into account this Section 2.1(b).

(c)           Treasury Stock.  All shares of American Eagle Common Stock held by American Eagle as treasury shares or by Eternal or the Merger Sub or by any wholly-owned Subsidiary of Eternal, the Merger Sub or American Eagle immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

(d)           Impact of Stock Splits, Etc.  If, between the date of this Agreement and the Effective Time, the shares of Eternal Common Stock or American Eagle Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate, equitable adjustments shall be made to the Merger Consideration.  Nothing in this Section 2.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(e)           Treatment of American Eagle Options.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any American Eagle Option, each option to purchase shares of American Eagle Common Stock (an “American Eagle Option”) that is outstanding immediately prior to the Effective Time (all of which shall then be exercisable and fully vested) shall remain exercisable and fully vested and shall be converted automatically at the Effective Time into an option to purchase shares of Eternal Common Stock on substantially identical terms and conditions, except that the number of shares of Eternal Common Stock subject to each such to-be-converted option and the exercise price therefor shall be determined by using the same methodology and calculations used to determine the Merger Consideration payable to holders of shares of American Eagle Common Stock at the Effective Time; provided, however, that in no case shall the exchange of an American Eagle Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code.  Prior to the Effective Time, American Eagle and the American Eagle Board shall take all actions necessary under the stock option agreements relating to the American Eagle Options and otherwise to effectuate the provisions of this Section 2.1(e).

(f)           Capital Stock of the Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of American Eagle, as the surviving entity in the Merger.

Section 2.2   Dissenter’s Rights.  Notwithstanding anything in this Agreement to the contrary (without limitation of Section 6.3(d)), if dissenter’s rights are available under the NRS in connection with the Merger, shares of American Eagle Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to exercise dissenter’s rights and who properly exercises such rights with respect to such shares pursuant to, and who complies in all respects with, the applicable provisions of the NRS (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but, instead at the Effective Time, shall become the right to payment of the fair value of such shares in accordance with the applicable provisions of the NRS and, at the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose dissenter’s rights under the applicable provisions of the NRS or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the applicable provisions of the NRS, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the applicable provisions of the NRS shall be forfeited and cease and each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration payable in respect of such shares.  American Eagle shall deliver prompt notice to Eternal of any exercise of dissenter’s rights with respect to any shares of American Eagle Common Stock and provide Eternal with the opportunity to participate in all negotiations and proceedings with respect to Dissenting Shares under the NRS.  Prior to the Effective Time, American Eagle shall not, without the prior written consent of Eternal, make any payment with respect to, or settle or offer to settle, any such Dissenting Shares, or agree to do any of the foregoing.

Section 2.3            Exchange of Certificates.

(a)          Exchange Agent.  Prior to the Effective Time, Eternal shall deposit, or shall cause to be deposited, with Eternal’s transfer agent or a bank or trust company designated by Eternal and reasonably satisfactory to American Eagle (the “Exchange Agent”), for the benefit of the holders of shares of American Eagle Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, sufficient shares of Eternal Common Stock to make, pursuant to this Article 2, all deliveries of shares of Eternal Common Stock as required by this Article 2.  All shares of Eternal Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of American Eagle Common Stock pursuant to this Agreement out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  Promptly after the Effective Time, Eternal shall instruct the Exchange Agent to transmit to each record holder, as of the Effective Time, of an outstanding Certificate that immediately prior to the Effective Time represented shares of American Eagle Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Eternal and American Eagle prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of American Eagle Common Stock represented by such Certificates.  Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor shares of Eternal Common Stock representing, in the aggregate, the whole number of shares of Eternal Common Stock that such holders have the right to receive pursuant to Section 2.1 (after taking into account all shares of American Eagle Common Stock then held by such holder).  In the event of a transfer of ownership of shares of American Eagle Common Stock that was not registered in the transfer records of American Eagle, the Merger Consideration payable in respect of such shares of American Eagle Common Stock may be paid to a transferee if the Certificate representing such shares of American Eagle Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.  Until surrendered as contemplated by this Section 2.3, each Certificate, other than Certificates representing Dissenting Shares, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of American Eagle Common Stock represented by such Certificate.

(c)           Further Rights in American Eagle Common Stock.  The Merger Consideration issued upon conversion of a share of American Eagle Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of American Eagle Common Stock.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of shares of American Eagle Common Stock 180 days following the Effective Time shall be delivered to Eternal upon its demand and, from and after such delivery to Eternal, any former holders of shares of American Eagle Common Stock (other than Dissenting Shares) who had not theretofore complied with this Article 2 shall thereafter look only to Eternal for the Merger Consideration payable in respect of such shares of American Eagle Common Stock.  Any Merger Consideration remaining unclaimed by former holders of shares of American Eagle Common Stock immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Eternal, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(e)           No Liability.  Neither Eternal nor any of its affiliates shall be liable to any former holder of shares of American Eagle Common Stock for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)            Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Eternal, the posting by such Person of a bond, in such reasonable amount as Eternal may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall (other than in respect of Dissenting Shares represented by such Certificate) pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of American Eagle Common Stock represented by such Certificate.

(g)           Withholding.  Each of Eternal and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of American Eagle Common Stock such amounts as Eternal or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Eternal or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of American Eagle Common Stock in respect of whom such deduction and withholding was made by Eternal or the Exchange Agent, as the case may be.

(h)           Uncertificated Shares.  In the case of outstanding shares of American Eagle Common Stock that are not represented by Certificates, if any, the parties shall make such adjustments to this Section 2.3 as are necessary or appropriate to implement the same purpose and effect that this Section 2.3 has with respect to shares of American Eagle Common Stock that are represented by Certificates.

Section 2.4            Stock Transfer Books.  At the close of business on the date on which the Effective Time occurs, the stock transfer books of American Eagle shall be closed and thereafter there shall be no further registration of transfers of shares of American Eagle Common Stock theretofore outstanding on the records of American Eagle.  From and after the close of business on the date on which the Effective Time occurs, any Certificates presented to the Exchange Agent or Eternal for any reason shall be converted into the Merger Consideration payable, pursuant and subject to the provisions of this Article 2, in respect of the shares of American Eagle Common Stock represented by such Certificates, without any interest thereon.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF AMERICAN EAGLE

Except as disclosed in (i) the American Eagle SEC Documents filed by American Eagle since January 1, 2008 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such American Eagle SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by American Eagle to Eternal simultaneously with or prior to the execution and delivery of this Agreement (the “American Eagle Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), American Eagle represents and warrants to Eternal as follows:

Section 3.1           Organization.

(a)           Each of American Eagle and its Subsidiary is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b)           Each of American Eagle and its Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on American Eagle.

(c)           American Eagle has previously made available to Eternal a complete and correct copy of each of its Articles of Incorporation and Bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available the Certificate of Incorporation and Bylaws of its Subsidiary, in each case as amended (if so amended) to the date of this Agreement.  Neither American Eagle nor its Subsidiary is in violation of its Articles or Certificate of Incorporation or Bylaws.

(d)           American Eagle has no Subsidiaries other than AEE Canada Inc., a corporation incorporated under the laws of the province of Alberta, Canada.

Section 3.2           Capitalization.

(a)           The authorized capital stock of American Eagle consists of 100,000,000 shares of American Eagle Common Stock.  As of the date hereof, (i) 42,818,604 shares of American Eagle Common Stock are issued and outstanding, (ii) 1,666,667 shares of American Eagle Common Stock are reserved for issuance in accordance with the Securities Purchase Agreement, dated April 15, 2010, between American Eagle and Cat Brokerage AG (the “American Eagle Purchase Agreement”) relating to the 8% Secured Convertible Debenture sold by American Eagle to Cat Brokerage AG on April 15, 2010 in the initial principal amount of $1,000,000 (the “American Eagle Debenture”), (iii) 555,556 shares of American Eagle Common Stock are reserved for issuance in connection with the Private Placement and (iv) American Eagle Options to purchase up to an aggregate of 2,141,842 shares of American Eagle Common Stock are outstanding.  Neither American Eagle nor its Subsidiary directly or indirectly owns any shares of American Eagle Common Stock.

(b)           No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matter on which stockholders of American Eagle may vote.  Except for the American Eagle Debenture, no bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matter on which stockholders of American Eagle may vote is outstanding.

(c)           All issued and outstanding shares of American Eagle Common Stock are, and all shares of American Eagle Common Stock that may be issued or granted pursuant to (i) the Private Placement, (ii) the exercise of the American Eagle Options and (iii) the Debenture Conversion, will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The issuances and sales of all of the shares of American Eagle Common Stock described in this Section 3.2 have been in compliance with United States federal and state securities Laws.

(d)          Except as may be provided in the Registration Rights Agreement, dated April 15, 2010, between American Eagle and Cat Brokerage AG, neither American Eagle nor its Subsidiary has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities Law or granted registration rights to any Person.

(e)           Except for (i) the American Eagle Options, (ii) the American Eagle Purchase Agreement, (iii) the American Eagle Debenture and (iv) the irrevocable commitment received by American Eagle from accredited investors on December 1, 2010 to purchase, pursuant to a private placement sale and issuance, 5,833,333 shares of American Eagle Common Stock on the terms set forth therein (the “Private Placement”), as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating American Eagle or its Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in American Eagle or its Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of American Eagle or its Subsidiary to repurchase, redeem or otherwise acquire any capital stock of American Eagle or its Subsidiary or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which American Eagle or its Subsidiary is a party with respect to the voting of the capital stock of American Eagle or its Subsidiary. Immediately after the consummation of the Merger, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, convertible or exchangeable securities, agreements, claims or commitments or other rights of any character by which American Eagle or its Subsidiary will be bound calling for the purchase or issuance of any shares of the capital stock of American Eagle or its Subsidiary or securities convertible into or exchangeable for such shares or any other such securities or agreements.

(f)           All of the issued and outstanding shares of capital stock of American Eagle’s Subsidiary are owned by American Eagle free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and other than Liens granted pursuant to the Security Agreement, dated as of April 15, 2010, between American Eagle and Cat Brokerage AG (the “American Eagle Security Agreement”), and all such shares have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Neither American Eagle nor its Subsidiary owns any shares of capital stock or other securities of, or interest in, any other Person, except for the securities of American Eagle’s Subsidiary, or is obligated to make any capital contribution to or other investment in any other Person.

(g)          Except for the American Eagle Security Agreement relating to the American Eagle Debenture, no indebtedness of American Eagle or its Subsidiary contains any restriction (other than customary notice provisions) upon (i) the prepayment of any indebtedness of American Eagle or its Subsidiary, (ii) the incurrence of indebtedness by American Eagle or its Subsidiary or (iii) the ability of American Eagle or its Subsidiary to grant any Lien on the properties or assets of American Eagle or its Subsidiary.

Section 3.3   Authorization; Validity of Agreement. American Eagle has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to approval of this Agreement by the stockholders of American Eagle in accordance with the NRS and the Articles of Incorporation and Bylaws of American Eagle.  The execution, delivery and performance by American Eagle of this Agreement and the consummation by American Eagle of the transactions contemplated hereby have been duly authorized by the Board of Directors of American Eagle (the “American Eagle Board”).  The American Eagle Board has directed that this Agreement and the transactions contemplated hereby be submitted to American Eagle’s stockholders for approval and, except for the American Eagle Required Vote, no other corporate proceedings on the part of American Eagle are necessary to authorize the execution, delivery and performance of this Agreement by American Eagle and the consummation by American Eagle of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by American Eagle and, assuming due authorization, execution and delivery of this Agreement by Eternal and the Merger Sub, constitutes a valid and binding obligation of American Eagle enforceable against American Eagle in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.4   No Violation; Consents and Approvals.

(a)         Neither the execution, delivery and performance of this Agreement by American Eagle nor the consummation by American Eagle of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or the Bylaws of American Eagle, or the Certificate of Incorporation or Bylaws of American Eagle’s Subsidiary, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of American Eagle or its Subsidiary under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which American Eagle or its Subsidiary is a party or by which either of them or any of their respective assets or properties may be bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.4(b) are duly and timely obtained or made and the American Eagle Required Vote has been obtained, conflict with or violate any federal, state, provincial, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, the “Laws”) applicable to American Eagle, its Subsidiary or any of their respective properties or assets; except (A) in the case of clause (ii), for the American Eagle Security Agreement, and (B) in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle.

(b)          No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, provincial, local or foreign court, arbitral, legislative, administrative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required to be obtained or made by American Eagle or its Subsidiary in connection with the execution, delivery and performance of this Agreement by American Eagle or the consummation by American Eagle of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or takeover Laws, (iv) the approval of this Agreement by the American Eagle Required Vote, (v) the filing of the Articles of Merger for the Merger with the Secretary of State of the State of Nevada, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction, and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle.

Section 3.5   SEC Reports and Financial Statements.

(a)          American Eagle has timely filed with the Securities and Exchange Commission (the “SEC”) all forms and documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by American Eagle with the SEC.  The documents described in the foregoing clauses (i)-(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “American Eagle SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the American Eagle SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other applicable Laws, as the case may be, and the applicable rules and regulations of the SEC thereunder.  American Eagle’s Subsidiary is not subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

(b)          (i) The December 31, 2010 consolidated balance sheet of American Eagle and its Subsidiary (the “American Eagle Balance Sheet”) and the related consolidated statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in American Eagle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by American Eagle with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of American Eagle and its Subsidiary as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by American Eagle with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by American Eagle with the SEC after the date of this Agreement will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.  The books and records of American Eagle and its Subsidiary have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Seale and Beers, CPA’s was a registered public accounting firm for American Eagle, as disclosed in the American Eagle SEC Documents.  Kelly & Company currently is a registered public accounting firm for American Eagle and has not resigned (or indicated that it will decline to stand for re-appointment) or been dismissed as a registered public accounting firm for American Eagle.

(c)          The exercise price of each American Eagle Option has not been less than the fair market value of a share of American Eagle Common Stock as determined on the date of grant of such American Eagle Option and all grants of the American Eagle Options were validly issued and properly approved by the American Eagle Board in material compliance with applicable Law and recorded in American Eagle’s financial statements referred to in Section 3.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

Section 3.6   Oil and Gas Wells.  All of American Eagle’s and its Subsidiary’s wells have been drilled and (if completed) completed, operated and produced in compliance with applicable oil and gas leases and applicable Laws, except where any noncompliance would not have a Material Adverse Effect on American Eagle. To American Eagle’s knowledge, neither American Eagle nor its Subsidiary is in violation of any applicable Law or contract requiring American Eagle to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of American Eagle and its Subsidiary that are not operated by American Eagle or its Subsidiary, American Eagle makes the representations and warranties set forth in this Section 3.6 only to its knowledge without having made specific inquiry of the operators with respect hereto.

Section 3.7   Absence of Certain Changes.

(a)          Since December 31, 2010, (i) American Eagle and its Subsidiary have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on American Eagle.

(b)          Since December 31, 2010, neither American Eagle nor its Subsidiary has (i) (A) increased or agreed to increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2010, (B) granted any severance or termination pay or entered into any contract to make or grant any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons whether pursuant to an Employee Benefit Plan or otherwise (except for routine travel advances) or (D) adopted any Employee Benefit Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of American Eagle Common Stock, (iii) except for (A) the 1-for-1.5 reverse stock split, effective on January 24, 2011, with respect to authorized and outstanding shares of American Eagle Common Stock and (B) the issuance of shares of American Eagle Common Stock pursuant to the Private Placement, effected or authorized any split, combination or reclassification of any shares of American Eagle Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of American Eagle Common Stock, (iv) except for the change in American Eagle’s fiscal year-end from April 30 to December 31, changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of American Eagle or its Subsidiary, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (v) made any material Tax election or settled or compromised any material income Tax liability, (vi) made any material change in the policies and procedures of American Eagle or its Subsidiary in connection with trading activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any material American Eagle Asset other than in the ordinary course of business consistent with past practices, (viii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the American Eagle Assets in any material respect, including writing down the value of any of the American Eagle Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.8   Absence of Undisclosed Liabilities. Since December 31, 2010, neither American Eagle nor its Subsidiary has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle, (ii) liabilities, if any, in respect of Litigation (which are the subject of Section 3.12(a)) and (iii) liabilities, if any, under Environmental Laws (which are the subject of Section 3.16).

Section 3.9   Disclosure Documents; Fairness Opinion.

(a)          The proxy statement or information statement of American Eagle (as amended or supplemented from time to time, the “American Eagle Stockholder Statement”) to be mailed to the stockholders of American Eagle in connection with the Merger and the American Eagle Required Vote will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such American Eagle Stockholder Statement or any amendment or supplement thereto is first mailed to stockholders of American Eagle and, if American Eagle holds the American Eagle Special Meeting, at the time of the American Eagle Special Meeting.  The American Eagle Stockholder Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder; however, inasmuch as American Eagle is not subject to Section 14 of the Exchange Act, the American Eagle Stockholder Statement shall not be filed with the SEC, but may be furnished by American Eagle in accordance with the requirements of Section 15(d) of the Exchange Act.  Notwithstanding the foregoing, American Eagle makes no representation or warranty with respect to any information supplied in writing by Eternal or the Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the American Eagle Stockholder Statement.

(b)          None of the information to be supplied by American Eagle for inclusion in the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “S-4”) to be filed by Eternal with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)          None of the information supplied (or to be supplied) by American Eagle to C. K. Cooper & Company, Inc. in connection with the Fairness Opinion, and any amendments, supplements or updates thereto, contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.10         Employees and Consultants.  Section 3.10 of the American Eagle Disclosure Letter lists the name and title or position of each employee and consultant of American Eagle or its Subsidiary (collectively, the “American Eagle Employees/Consultants”).  All American Eagle Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by American Eagle or its Subsidiary as at the end of the most recent completed pay period.  All amounts required to be withheld by American Eagle or its Subsidiary from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted.  Neither American Eagle nor its Subsidiary has entered into any contracts of employment or consulting agreements other than as listed on Section 3.10 of the American Eagle Disclosure Letter.  To the knowledge of American Eagle, no American Eagle Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with American Eagle or its Subsidiary.

Section 3.11         Employee Benefit Plans.  Neither American Eagle nor its Subsidiary sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan.

Section 3.12          Litigation; Compliance with Law.

(a)           Except for such Litigation that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle, (i) there is no Litigation pending or, to the knowledge of American Eagle, threatened in writing against, relating to or naming as a party thereto American Eagle or its Subsidiary, any of their respective properties or assets or any of American Eagle’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon American Eagle, its Subsidiary or any of American Eagle’s officers or directors (in their capacities as such) and (iii) there is no Litigation that American Eagle or its Subsidiary has pending against other parties, where such Litigation is intended to enforce or preserve material rights of American Eagle or its Subsidiary.

(b)           Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle, each of American Eagle and its Subsidiary has complied, and is in compliance, with all Laws and American Eagle Permits that affect the respective businesses of American Eagle or its Subsidiary, American Eagle Real Property and/or American Eagle Assets, and American Eagle and its Subsidiary have not been and are not in violation of any such Law or American Eagle Permit; nor has any notice, charge, Claim or action been received in writing by American Eagle or its Subsidiary or been filed, commenced or, to the knowledge of American Eagle, threatened against American Eagle or its Subsidiary alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle.

(c)           Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither American Eagle nor its Subsidiary, nor, in any such case, any of their respective Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to American Eagle or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to American Eagle or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject American Eagle or its Subsidiary to any material liability or penalty under any and all Laws of any Governmental Entity.

(d)           American Eagle and its Subsidiary hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the American Eagle Real Property and the American Eagle Assets and the conduct of their respective businesses as currently conducted (“American Eagle Permits”), except where the failure to hold such American Eagle Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle.  Neither American Eagle nor its Subsidiary has received notice that any American Eagle Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and American Eagle has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle.  The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any American Eagle Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle.

(e)           This Section 3.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 3.15) and (ii) Environmental Laws (which are the subject of Section 3.16).

Section 3.13          Intellectual Property.

(a)           For purposes of this Agreement, the term “Intellectual Property” means any and all (i) seismic data, trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, trade secrets, know-how and other proprietary rights and information, other indicia of source of origin, all applications and registrations for any of the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; and (iii) copyrights in and to published and unpublished works of authorship, whether copyrightable or not (including software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and, in each of cases (i) to (iii) inclusive, whether registered, unregistered or capable of registration.

(b)           Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle:

(i)           American Eagle or its Subsidiary is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of American Eagle and its Subsidiary (“American Eagle IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii)           to American Eagle’s knowledge, no consent, co-existence or settlement agreements, judgments, or court orders limit or restrict American Eagle’s or its Subsidiary’s ownership rights in and to any Intellectual Property owned by them;

(iii)           the conduct of the business of American Eagle and its Subsidiary as presently conducted does not, to the knowledge of American Eagle, infringe or misappropriate any third Person’s Intellectual Property; and

(iv)           to the knowledge of American Eagle, no third Person is infringing or misappropriating any Intellectual Property owned by American Eagle or its Subsidiary, and to the knowledge of American Eagle there is no litigation pending or threatened in writing by or against American Eagle or its Subsidiary, nor, to the knowledge of American Eagle, has American Eagle or its Subsidiary received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the American Eagle IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any American Eagle IP Right.

(c)           All Intellectual Property owned by American Eagle or its Subsidiary that is the subject of an application for registration or a registration (“Registered American Eagle IP”) is, to the knowledge of American Eagle, in force, and all application, renewal and maintenance fees in relation to all Registered American Eagle IP have been paid to date, except for any Registered American Eagle IP that American Eagle has abandoned, not renewed or allowed to expire.

(d)           Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle, to American Eagle’s knowledge (i) there does not exist, nor has American Eagle or its Subsidiary received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to American Eagle IP Rights and (ii) neither American Eagle nor its Subsidiary has received written notice of the desire of the other party or parties to any such material contracts relating to American Eagle IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to American Eagle IP Rights or exercise remedies thereunder.

Section 3.14          Material Contracts.

(a)           Except for this Agreement and such agreements or arrangements listed in Section 3.14(a) of the American Eagle Disclosure Letter or included as exhibits to the American Eagle SEC Documents filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, neither American Eagle nor its Subsidiary is a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i)           that is an employment agreement between American Eagle, on the one hand, and any of its officers and key employees, on the other hand;

(ii)           that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Eternal, American Eagle or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

(iii)           that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv)           that expressly limits the ability of American Eagle or its Subsidiary, or would limit the ability of Eternal (or any of its Subsidiaries) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to American Eagle and its Subsidiary, taken as a whole, or, following the Effective Time, to Eternal and its affiliates, taken as a whole;

(v)           that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi)           the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(vii)           that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not included as an exhibit to the American Eagle SEC Documents, is referred to herein as an “American Eagle Material Contract,” and for purposes of Section 5.1(r) and the bring-down of Section 3.14(b) pursuant to Section 6.3(a), “American Eagle Material Contract” shall include as of the date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement.  American Eagle has previously made available to Eternal true, complete and correct copies of each American Eagle Material Contract that is not included as an exhibit to the American Eagle SEC Documents.

(b)           Each American Eagle Material Contract is valid and binding and in full force and effect and American Eagle and its Subsidiary have performed all obligations required to be performed by them to date under each American Eagle Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle.  Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle, to American Eagle’s knowledge, (i) there does not exist, nor has American Eagle or its Subsidiary received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any American Eagle Material Contract and (ii) neither American Eagle nor its Subsidiary has received written notice of the desire of the other party or parties to any such American Eagle Material Contract to exercise any rights such party has to cancel, terminate or repudiate such American Eagle Material Contract or exercise remedies thereunder.  Each American Eagle Material Contract is enforceable by American Eagle or its Subsidiary in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle.

(c)           The Oil and Gas Interests of American Eagle and its Subsidiary are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for the American Eagle Security Agreement and Permitted Liens or (ii) any agreement not entered into in the ordinary course of business.  In addition, no American Eagle Material Contract contains any provision that prevents American Eagle or its Subsidiary from owning, managing and operating the Oil and Gas Interests of American Eagle and its Subsidiary in accordance with historical practices.

(d)           As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that American Eagle or its Subsidiary are committed to make that have not been made; (ii) there are no material operations with respect to which American Eagle or its Subsidiary have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e)           None of the Oil and Gas Interests of American Eagle and its Subsidiary is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 3.15          Taxes.

(a)           (i) All material Returns required to be filed by or with respect to American Eagle and its Subsidiary have been filed in accordance with all applicable Laws and all such returns are true, correct and complete in all material respects, (ii) American Eagle and its Subsidiary have timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of American Eagle, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by American Eagle or its Subsidiary have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to American Eagle and its Subsidiary reflected in the American Eagle Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of American Eagle, proposed, against American Eagle or its Subsidiary that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of American Eagle, and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of American Eagle, threatened or scheduled to commence, against or with respect to American Eagle or its Subsidiary in respect of any material Tax.

(b)           Neither American Eagle nor its Subsidiary has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only American Eagle and its Subsidiary) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c)           There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between American Eagle or its Subsidiary or any predecessor or affiliate of any of them and any other party under which American Eagle or its Subsidiary could be liable for any Taxes of any party other than American Eagle or its Subsidiary.

(d)           Neither American Eagle nor its Subsidiary has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e)           There are no Liens for material Taxes on any asset of American Eagle or its Subsidiary, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of American Eagle.

(f)           Neither American Eagle nor its Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g)           Each of American Eagle and its Subsidiary has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h)           Neither American Eagle nor its Subsidiary has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i)            Neither American Eagle nor its Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j)            Neither American Eagle nor its Subsidiary has undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k)           Neither American Eagle nor its Subsidiary has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l)            American Eagle has made available to Eternal correct and complete copies of (i) all U.S. federal Returns of American Eagle and its Subsidiary filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) relating to any material Taxes due from or with respect to American Eagle or its Subsidiary and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 3.15(l).

Section 3.16          Environmental Matters.

(a)           Each of American Eagle and its Subsidiary is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle.

(b)           There is no Environmental Claim pending or, to the knowledge of American Eagle, threatened against American Eagle or its Subsidiary or, to the knowledge of American Eagle, against any Person whose liability for any Environmental Claim American Eagle or its Subsidiary has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle.

(c)           To the knowledge of American Eagle, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against American Eagle or its Subsidiary or, to the knowledge of American Eagle, against any Person whose liability for any Environmental Claim American Eagle or its Subsidiary has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in a Material Adverse Effect on American Eagle.

(d)           There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of American Eagle, formerly owned or operated by American Eagle or its Subsidiary, except for such Cleanups that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle.

(e)           To the knowledge of American Eagle, no American Eagle Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on American Eagle.

(f)           American Eagle and its Subsidiary have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the businesses of American Eagle and its Subsidiary as currently conducted and, to the knowledge of American Eagle, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

Section 3.17          American Eagle Assets.  American Eagle has good and defensible title to any oil and gas properties contained in the Oil and Gas Interests owned by American Eagle and its Subsidiary and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of American Eagle and its Subsidiary (such oil and gas properties and other properties and assets are herein referred to as the “American Eagle Assets”), with respect to both such oil and gas properties and all other American Eagle Assets, free and clear of all Liens except for Permitted Liens. (i) The oil and gas leases and other agreements that provide American Eagle and its Subsidiary with operating rights in oil and gas properties and all other leases and agreements that provide American Eagle and its Subsidiary with operating rights in the other American Eagle Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid; and (iii) to American Eagle’s knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or agreements or other leases or agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on American Eagle.  American Eagle and its Subsidiary (as the case may be) have maintained all of the American Eagle Assets owned on the date hereof in working order and operating condition, subject only to ordinary wear and tear.  American Eagle has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefore and, on a net, company-wide basis, American Eagle is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements.  No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the American Eagle Assets, except any such call, option or similar right at market prices.

Section 3.18         Insurance. American Eagle has made available to Eternal a true, complete and correct copy of each insurance policy, or the binder therefor, maintained by or on behalf of American Eagle or its Subsidiary as of the date of this Agreement.  Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. American Eagle and its Subsidiary have complied in all material respects with the terms and provisions of such policies.

Section 3.19         Affiliate Transactions. Section 3.19 of the American Eagle Disclosure Letter contains a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which American Eagle or its Subsidiary, on the one hand, and any of their respective affiliates (other than American Eagle or its Subsidiary) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2010 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to American Eagle and its Subsidiary taken as a whole.

Section 3.20          Derivative Transactions and Hedging. Neither American Eagle nor its Subsidiary has entered into or engaged in any Derivative Transaction.

Section 3.21         Disclosure Controls and Procedures. American Eagle has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by American Eagle in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to American Eagle’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of American Eagle required under the Exchange Act with respect to such reports.  Neither American Eagle nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in American Eagle’s or its Subsidiary’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

Section 3.22          Investment Company; Holding Company. Neither American Eagle nor its Subsidiary is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005 (“PUHCA”).

Section 3.23         Recommendation by the American Eagle Board.  The American Eagle Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of American Eagle, (ii) adopting and approving this Agreement and the transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of American Eagle and (iv) directing that the approval of this Agreement be submitted to the stockholders of American Eagle for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.24         Required Vote by the American Eagle Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of American Eagle Common Stock entitled to vote thereon (the “American Eagle Required Vote”) to approve this Agreement is the only vote of the holders of capital stock of American Eagle required by the NRS or the Articles of Incorporation or the Bylaws of American Eagle or otherwise to approve this Agreement.

Section 3.25         Voting Agreements.  American Eagle has not entered into or received any voting or similar agreement from any stockholder of American Eagle with respect to this Agreement or the transactions contemplated hereby.

Section 3.26         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of American Eagle or its Subsidiary.

Section 3.27         Reorganization. Neither American Eagle nor, to the knowledge of American Eagle, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.28          Takeover Laws.  American Eagle is not (i) an “issuing corporation” within the meaning of in Sections 78.378 to 78.3793, inclusive, of the NRS or (ii) an “interested stockholder” of Eternal within the meaning of in Sections 78.411 to 78.444, inclusive, of the NRS.  Assuming the accuracy of the representations of Eternal in Section 4.26, no “moratorium,” “control share,” “fair price,” or other antitakeover laws or regulations, including any such antitakeover provisions in Sections 78.378 to 78.3793, inclusive, and 78.411 to 78.444, inclusive, of the NRS (together, “Takeover Laws”), are applicable to the Merger and the other transactions contemplated by this Agreement.

Section 3.29          No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither American Eagle nor any other Person makes any other express or implied representation or warranty on behalf of American Eagle or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ETERNAL AND THE MERGER SUB

Except as disclosed in (i) the Eternal SEC Documents filed by Eternal since January 1, 2008 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Eternal SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by Eternal to American Eagle simultaneously with or prior to the execution and delivery of this Agreement (the “Eternal Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Eternal and the Merger Sub jointly and severally represent and warrant to American Eagle as follows:

Section 4.1            Organization.

(a)           Each of Eternal, the Merger Sub and Eternal’s other Subsidiary is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b)           Each of Eternal, the Merger Sub and Eternal’s other Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Eternal.  Since the date of its incorporation, the Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger Sub does not have any Subsidiaries.

(c)           Eternal has previously made available to American Eagle a correct and complete copy of each of its Articles of Incorporation and Bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available the Articles or Certificate of Incorporation and Bylaws of each of Eternal’s Subsidiaries, in each case as amended (if so amended) to the date of this Agreement.  Neither Eternal nor any of its Subsidiaries is in violation of its Articles or Certificate of Incorporation or Bylaws.

(d)           Eternal has no Subsidiaries other than the Merger Sub and Eternal Energy, ULC, a corporation incorporated under the laws of the province of Alberta, Canada.

Section 4.2            Capitalization.

(a)           The authorized capital stock of Eternal consists of 875,000,000 shares of Eternal Common Stock.  As of the date hereof, (i) 41,005,822 shares of Eternal Common Stock are issued and outstanding, (ii) 3,494,178 shares of Eternal Common Stock are held in the treasury of Eternal and (iii)  options (the “Eternal Options”) to purchase an aggregate of up to 3,692,000 shares of Eternal Common Stock are outstanding.  Except for shares of Eternal Common Stock held in the treasury of Eternal, neither Eternal nor any of its Subsidiaries directly or indirectly owns any shares of Eternal Common Stock.

(b)           No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matters on which stockholders of Eternal may vote.  No bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matters on which stockholders of Eternal may vote is issued or outstanding.

(c)           All issued and outstanding shares of Eternal Common Stock are, and all shares of Eternal Common Stock that may be issued or granted pursuant to the exercise of the Eternal Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The issuances and sales of all of the shares of Eternal Common Stock described in this Section 4.2 have been in compliance with United States federal and state securities Laws.

(d)           Neither Eternal nor any of its Subsidiaries has agreed to register any securities under the Securities Act, or under any state securities Law or granted registration rights to any individual or entity.

(e)           Except for the Eternal Options, as of the date of this Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, convertible securities, agreements, claims, commitments or other rights of any character obligating Eternal or any of its Subsidiaries to issue, transfer or sell any shares of Eternal Common Stock or other equity interest in Eternal or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Eternal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Eternal or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Eternal or any of its Subsidiaries is a party with respect to the voting of the capital stock of Eternal or any of its Subsidiaries.

(f)           The shares of Eternal Common Stock issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching to the ownership thereof.  Such shares of Eternal Common Stock, when so issued, will be issued free and clear of any Liens, other than (i) statutory Liens for Taxes not yet due and payable and (ii) such restrictions as may exist under applicable Law.

(g)           (i) All of the issued and outstanding shares of capital stock or other equity interests of each of Eternal’s Subsidiaries are owned by Eternal free and clear of any Liens, other than (x) statutory Liens for Taxes not yet due and payable and (y) such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and (ii) neither Eternal nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for the securities of the Subsidiaries of Eternal, or is obligated to make any capital contribution to or other investment in any other Person.

(h)           As of the date of this Agreement, the authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which shares are validly issued and outstanding.  All of the issued and outstanding capital stock of the Merger Sub is, and at the Effective Time will be, owned by Eternal.

Section 4.3           Authorization; Validity of Agreement.  Eternal and the Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Eternal and the Merger Sub of this Agreement and the consummation by Eternal and the Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby by Eternal as the sole stockholder of the Merger Sub.  Except for the approval of this Agreement and the transactions contemplated hereby by Eternal as the sole stockholder of the Merger Sub, no corporate or other proceedings on the part of either Eternal or the Merger Sub will be necessary to authorize the execution, delivery and performance of this Agreement by either of Eternal or the Merger Sub and the consummation by Eternal and the Merger Sub of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Eternal and the Merger Sub and, assuming due authorization, execution and delivery of the Agreement by American Eagle, constitutes a valid and binding agreement of each of Eternal and the Merger Sub enforceable against such party in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4            No Violations; Consents and Approvals.

(a)           Neither the execution, delivery and performance of this Agreement by Eternal or the Merger Sub nor the consummation by Eternal or the Merger Sub of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or the Bylaws of Eternal or the Merger Sub, or the Certificate of Incorporation or Bylaws of Eternal’s other Subsidiary, (ii)  violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Eternal, the Merger Sub or Eternal’s other Subsidiary under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other instrument or obligation to which Eternal, the Merger Sub,or Eternal’s other Subsidiary is a party or by which any of them or any of their respective assets or properties may be bound or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.4(b) are duly and timely obtained or made, the approval of the transactions contemplated hereby by Eternal as the sole stockholder of the Merger Sub has been obtained, conflict with or violate any Laws applicable to Eternal, the Merger Sub or Eternal’s other Subsidiary, or any of their respective properties or assets; except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal.

(b)           No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required to be obtained or made by Eternal, the Merger Sub or Eternal’s other Subsidiary in connection with the execution, delivery and performance of this Agreement by Eternal and the Merger Sub or the consummation by Eternal and the Merger Sub of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or takeover Laws, (iv) the approval of this Agreement and the transactions contemplated hereby by Eternal as the sole stockholder of the Merger Sub, (v) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Eternal.

Section 4.5            SEC Reports and Financial Statements.

(a)           Eternal has timely filed with the SEC all forms and documents required to be filed by it since January 1, 2008 under the Exchange Act, including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by Eternal with the SEC since January 1, 2008.  The documents described in the foregoing clauses (i)-(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Eternal SEC Documents.”  As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Eternal SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other applicable Laws as the case may be, and the applicable rules and regulations of the SEC thereunder.  None of the Subsidiaries of Eternal is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

(b)           (i) The December 31, 2010 consolidated balance sheet of Eternal and its Subsidiary (the “Eternal Balance Sheet”) and the related consolidated statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Eternal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Eternal with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Eternal and its Subsidiary as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Eternal with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Eternal with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.  The books and records of Eternal and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Kelly & Company is a registered public accounting firm for Eternal and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as a registered public accounting firm for Eternal.

(c)           Since January 1, 2008, (i) the exercise price of each Eternal Option has been no less than the fair market value of a share of Eternal Common Stock as determined on the date of grant of such Eternal Option and (ii) all grants of the Eternal Options were validly issued and properly approved by the Board of Directors of Eternal (the “Eternal Board”) (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in Eternal’s financial statements referred to in Section 4.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

Section 4.6            Oil and Gas Wells.  Since January 1, 2008, all of Eternal’s and its Subsidiaries’ wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases and applicable Laws, except where any noncompliance would not have a Material Adverse Effect on Eternal.  To Eternal’s knowledge, neither Eternal nor any of its Subsidiaries is in violation of any applicable Law or contract requiring Eternal or any such Subsidiary to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons.  With respect to any Oil and Gas Interests of Eternal and its Subsidiaries that are not operated by Eternal or any of its Subsidiaries, Eternal makes the representations and warranties set forth in this Section 4.6 only to its knowledge without having made special inquiry of the operators with respect hereto.

Section 4.7            Absence of Certain Changes.

(a)           Since December 31, 2010, (i) Eternal and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Eternal.

(b)           Since December 31, 2010, neither Eternal nor any of its Subsidiaries has (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Eternal Common Stock, (ii) effected or authorized any split, combination or reclassification of any shares of Eternal Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Eternal Common Stock, (iii) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Eternal or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (iv) made any material Tax election or settled or compromised any material income Tax liability, (v) made any material change in the policies and procedures of Eternal or its Subsidiaries in connection with trading activities, (vi) sold, leased exchanged, transferred or otherwise disposed of any material Eternal Asset other than in the ordinary course of business consistent with past practices, (vii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Eternal Assets in any material respect, including writing down the value of any of the Eternal Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, (viii) except as required to comply with applicable Law, adopted or amended any new or existing Employee Benefit Plan or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.8           Absence of Undisclosed Liabilities. Since December 31, 2010, none of Eternal, the Merger Sub or Eternal’s other Subsidiary has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal, (ii) liabilities in respect of Litigation (which are the subject of Section 4.12(a)), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.16).

Section 4.9            Disclosure Documents.

(a)           The S-4 to be filed by Eternal with the SEC in connection with the Merger, and any amendments or supplements thereto, will not, at the respective times such documents are filed, and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The S-4 will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation or warranty is made by Eternal or the Merger Sub with respect to information provided by American Eagle specifically for inclusion in the S-4.

(b)           None of the information to be supplied by Eternal for inclusion in American Eagle Stockholder Statement, will, at the time such document is mailed to American Eagle’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10          Employees and Consultants.  Section 4.10 of the Eternal Disclosure Letter lists the name and title or position of each employee and consultant of Eternal or any of its Subsidiaries (collectively, the “Eternal Employees/Consultants”).  All Eternal Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by Eternal or any of its Subsidiaries as at the end of the most recent completed pay period.  All amounts required to be withheld by Eternal or any of its Subsidiaries from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted.  Neither Eternal nor any of its Subsidiaries has entered into any written contracts of employment or consulting agreements other than as listed on Section 4.10 of the Eternal Disclosure Letter.  To the knowledge of Eternal, no Eternal Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with Eternal or any of its Subsidiaries.

Section 4.11         Employee Benefit Plans.  Except as disclosed in Section 4.11 of the Eternal Disclosure Letter, neither Eternal nor any of its Subsidiaries sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan.  All Employee Benefit Plans of Eternal comply, and have been administered or operated in compliance, in all material respects with all applicable Laws.

Section 4.12          Litigation; Compliance with Law.

(a)           Except for such Litigation expressly set forth in the Eternal SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal, (i) there is no Litigation pending or, to the knowledge of Eternal, threatened in writing against, relating to or naming as a party thereto Eternal, any of its Subsidiaries, any of their respective properties or assets or any of Eternal’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Eternal, any of its Subsidiaries or any of Eternal’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Eternal or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Eternal or any of its Subsidiaries.

(b)           Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal, each of Eternal and its Subsidiaries has complied, and is in compliance with, all Laws and Eternal Permits that affect the respective businesses of Eternal or any of its Subsidiaries, the Eternal Real Property and/or the Eternal Assets, and Eternal and its Subsidiaries have not been and are not in violation of any such Law or Eternal Permit; nor has any notice, charge, Claim or action been received in writing by Eternal or any of its Subsidiaries or been filed, commenced or, to the knowledge of Eternal, threatened against Eternal or any of its Subsidiaries alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal.

(c)           Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Eternal nor any of its Subsidiaries, nor, in any such case, any of their respective Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Eternal or any of its Subsidiaries in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Eternal or any of its Subsidiaries in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Eternal or any of its Subsidiaries to any material liability or penalty under any and all Laws of any Governmental Entity.

(d)           Eternal and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Eternal Real Property and the Eternal Assets and the conduct of their respective businesses as currently conducted (“Eternal Permits”), except where the failure to hold such Eternal Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal.  Neither Eternal nor any of its Subsidiaries has received notice that any Eternal Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Eternal has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal.  The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Eternal Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal.

(e)           This Section 4.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 4.15) and (ii) Environmental Laws (which are the subject of Section 4.16).

Section 4.13          Intellectual Property.

(a)           Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Eternal:

(i)           Eternal, or one of its Subsidiaries, is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of Eternal and its Subsidiaries (“Eternal IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii)          to Eternal’s knowledge, no consent, co-existence or settlement agreements, judgments or court orders limit or restrict Eternal’s or any of its Subsidiary’s ownership rights in and to any Intellectual Property owned by them;

(iii)         the conduct of the business of Eternal and its Subsidiaries as presently conducted does not, to the knowledge of Eternal, infringe or misappropriate any third Person’s Intellectual Property; or

(iv)         to the knowledge of Eternal, no third Person is infringing or misappropriating any Intellectual Property owned by Eternal or any of its Subsidiaries, and to the knowledge of Eternal there is no litigation pending or threatened in writing by or against Eternal or any of its Subsidiaries, nor, to the knowledge of Eternal, has Eternal or any of its Subsidiaries received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the Eternal IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Eternal IP Right.

(b)           All Intellectual Property owned by Eternal or any of its Subsidiaries that is the subject of an application for registration or a registration (“Registered Eternal IP”) is, to the knowledge of Eternal, in force, and all application, renewal and maintenance fees in relation to all Registered Eternal IP have been paid to date, except for any Registered Eternal IP that Eternal has abandoned, not renewed or allowed to expire.

(c)           Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Eternal, to Eternal’s knowledge (i) there does not exist, nor has Eternal or any of its Subsidiaries received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Eternal IP Rights and (ii) neither Eternal nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such material contracts relating to Eternal IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Eternal IP Rights or exercise remedies thereunder.

Section 4.14          Material Contracts.

(a)           Except for this Agreement and such agreements or arrangements listed in Section 4.14(a) of the Eternal Disclosure Letter or included as exhibits to the Eternal SEC Documents filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, neither the Eternal nor any of its Subsidiaries is a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i)           that is an employment agreement between the Eternal, on the one hand, and any of its officers and key employees, on the other hand;

(ii)          that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Eternal, the Merger Sub, American Eagle or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

(iii)         that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv)         that expressly limits the ability of Eternal or any Subsidiary of Eternal, or would limit the ability of Eternal (or any of its Subsidiaries) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case if such limitation is or is reasonably likely to be material to Eternal and its Subsidiaries, taken as a whole;

(v)          that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi)         the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); or

(vii)        that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not included as an exhibit to the Eternal SEC Documents, is referred to herein as an “Eternal Material Contract,” and for purposes of Section 5.2(r) and the bring-down of Section 4.14(b) pursuant to Section 6.2(a), “Eternal Material Contract” shall include as of date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement.  Eternal has previously made available to American Eagle true, complete and correct copies of each Eternal Material Contract that is not included as an exhibit to Eternal SEC Documents.

(b)           Each Eternal Material Contract is valid and binding and in full force and effect and Eternal and its Subsidiaries have performed all obligations required to be performed by them to date under each Eternal Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Eternal.  Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Eternal, to Eternal’s knowledge, (i) there does not exist, nor has Eternal or any of its Subsidiaries received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Eternal Material Contract and (ii) neither Eternal nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such Eternal Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Eternal Material Contract or exercise remedies thereunder.  Each Eternal Material Contract is enforceable by Eternal or a Subsidiary of Eternal in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal.

(c)           The Oil and Gas Interests of Eternal and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for Permitted Liens or (ii) any agreement not entered into in the ordinary course of business.  In addition, no Eternal Material Contract contains any provision that prevents Eternal or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Eternal and its Subsidiaries in accordance with historical practices.

(d)           As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that Eternal or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Eternal or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e)           None of the Oil and Gas Interests of Eternal and its Subsidiaries is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 4.15          Taxes.

(a)           (i) All material Returns required to be filed by or with respect to Eternal and its Subsidiaries have been filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Eternal and its Subsidiaries have timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Eternal, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by Eternal or any of its Subsidiaries have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Eternal and its Subsidiaries reflected in Eternal Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Eternal, proposed, against Eternal or any of its Subsidiaries that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Eternal, and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Eternal, threatened or scheduled to commence, against or with respect to Eternal or any of its Subsidiaries in respect of any material Tax.

(b)           Neither Eternal nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only Eternal and Subsidiaries of Eternal) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c)           There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between Eternal or any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which Eternal or any of its Subsidiaries could be liable for any Taxes of any party other than Eternal or any Subsidiary of Eternal.

(d)           Neither Eternal nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e)           There are no Liens for material Taxes on any asset of Eternal or any of its Subsidiaries, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Eternal.

(f)           Neither Eternal nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g)           Each of Eternal and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h)           Neither Eternal nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i)            Neither Eternal nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j)            Neither Eternal nor any of its Subsidiaries has undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k)           Neither Eternal nor any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l)            Eternal has made (or will, upon request, make) available to American Eagle correct and complete copies of (i) all U.S. federal Returns of Eternal and its Subsidiaries relating to taxable periods ending on or after December 31, 2007, filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not “included” in an audit report) within the last three years relating to any material Taxes due from or with respect to Eternal or any of its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 4.15(l).

Section 4.16          Environmental Matters.

(a)           Eternal and each of its Subsidiaries is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Eternal.

(b)           There is no Environmental Claim pending or, to the knowledge of Eternal, threatened against Eternal or any of its Subsidiaries or, to the knowledge of Eternal, against any Person whose liability for any Environmental Claim Eternal or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Eternal.

(c)           To the knowledge of Eternal, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against Eternal or any of its Subsidiaries or, to the knowledge of Eternal, against any Person whose liability for any Environmental Claim Eternal or any of its Subsidiaries has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on Eternal.

(d)           There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Eternal, formerly owned or operated by Eternal or any of its Subsidiaries, except for such Cleanups which, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Eternal.

(e)           To the knowledge of Eternal, no Eternal Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Eternal.

(f)           Eternal and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the businesses of Eternal and its Subsidiaries as currently conducted and, to the knowledge of Eternal, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

Section 4.17         Eternal Assets.  Eternal has good and defensible title to all oil and gas properties contained in the Oil and Gas Interests owned by Eternal and its Subsidiaries and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Eternal and its Subsidiaries (such oil and gas properties and other properties and assets are herein referred to as the “Eternal Assets”), with respect to both such oil and gas properties and all other Eternal Assets, free and clear of all Liens except for Permitted Liens.  (i) The oil and gas leases and other agreements that provide Eternal and its Subsidiaries with operating rights in oil and gas properties and all other leases and agreements that provide Eternal and its Subsidiaries with operating rights in the other Eternal Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid; and (iii) to Eternal’s knowledge, there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or agreements or other leases or agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on Eternal.  Eternal and its Subsidiaries (as the case may be) have maintained all of the Eternal Assets owned on the date hereof in working order and operating condition, subject only to ordinary wear and tear. Eternal has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, Eternal is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements.  No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the Eternal Assets, except any such call, option or similar right at market prices.

Section 4.18         Insurance. Eternal and its Subsidiaries have made available to American Eagle a true, complete and correct copy of each insurance policy or the binder therefor with respect to their business.  All premiums due on such policies have been paid, and there is no existing default or notice of non-renewal, except for such defaults or notices as would not constitute a Material Adverse Effect on Eternal.

Section 4.19         Affiliate Transactions.  Section 4.19 of the Eternal Disclosure Letter contains a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Employee Benefit Plans described in Section 4.11), whether or not entered into in the ordinary course of business, to or by which Eternal or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than Eternal or any of its Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2010 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Eternal and its Subsidiaries taken as a whole.

Section 4.20          Derivative Transactions and Hedging. Neither Eternal nor any of its Subsidiaries has entered into or engaged in any Derivative Transaction.

Section 4.21         Disclosure Controls and Procedures. Eternal has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Eternal in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Eternal’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Eternal required under the Exchange Act with respect to such reports.  Neither Eternal nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in Eternal’s or any of its Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

Section 4.22          Investment Company; Holding Company. Neither Eternal nor any of its Subsidiaries is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the PUHCA.

Section 4.23          Approval by the Eternal Board; Opinion of Financial Advisor.

(a)           The Eternal Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable to and in the best interests of the stockholders of Eternal and (ii) adopting and approving this Agreement and the transactions contemplated hereby, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b)           The Eternal Special Committee has received an opinion of C. K. Cooper & Company, Inc., dated on or about the date of this Agreement, to the effect that, as of the date of such opinion, the share ownership ratio of the Eternal Common Stock (without giving effect to the exercise of any outstanding Eternal Options or American Eagle Options), as between the stockholders of Eternal and the stockholders of American Eagle, upon the issuance of the Merger Consideration as of the Closing, is fair, from a financial point of view, to Eternal (the “Fairness Opinion”).  Eternal is solely responsible for the fees and expenses of C. K. Cooper & Company, Inc. as and to the extent set forth in its engagement letter in respect of the Fairness Opinion.

Section 4.24         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Eternal or any of its Subsidiaries.

Section 4.25         Reorganization. Neither Eternal nor, to the knowledge of Eternal, any of its affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 4.26          Takeover Laws.  Eternal is not an “interested stockholder” of American Eagle within the meaning of in Sections 78.411 to 78.444, inclusive, of the NRS.  Assuming the accuracy of the representations of American Eagle in Section 3.28, no Takeover Laws are applicable to the Merger and the other transactions contemplated by this Agreement.

Section 4.27         No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither Eternal nor any other Person makes any other express or implied representation or warranty on behalf of Eternal or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5
COVENANTS

Section 5.1            Interim Operations of American Eagle.  American Eagle covenants and agrees as to itself and its Subsidiary that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) set forth in Section 5.1 of the American Eagle Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, including without limitation Section 5.3 of this Agreement, (y) required by applicable Law or (z) consented to in writing by Eternal after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

(a)           the business of American Eagle and its Subsidiary shall be conducted only in the ordinary course substantially consistent with past practices, and American Eagle shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiary and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors;

(b)           American Eagle shall not, nor shall it permit its Subsidiary to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than in the ordinary course substantially consistent with past practices;

(c)           American Eagle shall not, nor shall it permit its Subsidiary to, amend its of Articles or Certificate of Incorporation or Bylaws;

(d)          American Eagle shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of American Eagle Common Stock; and American Eagle shall not, nor shall it permit its Subsidiary to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of American Eagle or its Subsidiary, other than issuances of shares of American Eagle Common Stock pursuant to (A) the conversion of the American Eagle Debenture into shares of American Eagle Common Stock pursuant to the terms of the American Eagle Debenture (the “Debenture Conversion”) or (B) the Private Placement or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.1(d);

(e)           American Eagle shall not, nor shall it permit its Subsidiary to, (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, employee, or consultant of American Eagle or its Subsidiary, (ii) except as required to comply with applicable Law, adopt or enter into any Employee Benefit Plan or (iii) enter into any employment or consulting agreement or grant any severance or termination pay to any director, officer or employee of American Eagle or its Subsidiary;

(f)           American Eagle shall not, nor shall it permit its Subsidiary to, change its methods of accounting in effect at December 31, 2010, except changes in accordance with GAAP or applicable Law as concurred by American Eagle’s registered public accounting firm;

(g)           American Eagle shall not, nor shall it permit its Subsidiary to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than as disclosed in Section 5.1(g) of the American Eagle Disclosure Letter, any material assets; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.1(b);

(h)           American Eagle shall not, nor shall it permit its Subsidiary to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the American Eagle Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.1(h) of the American Eagle Disclosure Letter;

(i)            American Eagle shall not, nor shall it permit its Subsidiary to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the American Eagle Assets;

(j)            American Eagle shall not, nor shall it permit its Subsidiary to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of American Eagle Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which American Eagle or its Subsidiary is a party or (ii) compromise, settle or grant any waiver or release relating to any Litigation;

(k)           American Eagle shall not, nor shall it permit its Subsidiary to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.19 of the American Eagle Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of American Eagle’s affiliates;

(l)            American Eagle shall not, nor shall it permit its Subsidiary to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of American Eagle and its Subsidiary taken as a whole;

(m)          American Eagle shall not, nor shall it permit its Subsidiary to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on American Eagle or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(n)           American Eagle shall not, nor shall it permit its Subsidiary to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of American Eagle or its Subsidiary (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

(o)           American Eagle shall not, nor shall it permit its Subsidiary to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase American Eagle’s (or its Subsidiary’s) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Subsidiary of American Eagle, or by such Subsidiary to American Eagle), or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.1(h);

(p)           American Eagle shall not, nor shall it permit its Subsidiary to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of American Eagle or its Subsidiary, or would materially limit the ability of Eternal or any Subsidiary of Eternal after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q)           American Eagle shall not, nor shall it permit its Subsidiary to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r)           American Eagle shall not, nor shall it permit its Subsidiary to, terminate any American Eagle Material Contract to which it is a party or waive or assign any of its rights or Claims under any American Eagle Material Contract in a manner that is materially adverse to American Eagle or its Subsidiary or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any American Eagle Material Contract;

(s)           American Eagle shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t)           American Eagle shall not, nor shall it permit its Subsidiary to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.2            Interim Operations of Eternal.  Eternal covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) set forth in Section 5.2 of the Eternal Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, including without limitation Section 5.3 of this Agreement, (y) required by applicable Law or (z) consented to in writing by American Eagle after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

(a)           the business of Eternal and its Subsidiaries shall be conducted only in the ordinary course substantially consistent with past practices, and Eternal shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors;

(b)           Eternal shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than in the ordinary course substantially consistent with past practices;

(c)           Eternal shall not, nor shall it permit any of its Subsidiaries to, amend its Articles or Certificate of Incorporation or Bylaws or similar organizational documents;

(d)           Eternal shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of Eternal Common Stock; and Eternal shall not, nor shall it permit any of its Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Eternal or any of its Subsidiaries or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.2(d);

(e)           Eternal shall not, nor shall it permit any of its Subsidiaries to, (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, employee, or consultant of Eternal or any of its Subsidiaries, (ii) except as required to comply with applicable Law or any agreement in existence on the date of this Agreement or as contemplated in Section 5.11 hereof, adopt, enter into, amend, or otherwise increase, or accelerate the payment or vesting of the amounts, benefits, or rights payable or accrued or to become payable or accrued under, any Employee Benefit Plan or (iii) except as contemplated by Section 5.11 hereof, enter into or amend any employment or consulting agreement or grant any severance or termination pay to any director, officer or employee of Eternal or any of its Subsidiaries;

(f)           Eternal shall not change its methods of accounting in effect at December 31, 2010, except changes in accordance with GAAP or applicable Law as concurred by Eternal’s registered public accounting firm;

(g)          Eternal shall not, nor shall it permit any of its Subsidiaries to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than as disclosed in Section 5.2(g) of the Eternal Disclosure Letter, any material assets; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.2(b);

(h)          Eternal shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Eternal Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.2(h) of the Eternal Disclosure Letter;

(i)            Eternal shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Eternal Assets;

(j)            Eternal shall not, nor shall it permit any of its Subsidiaries to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of the Eternal Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Eternal or any of its Subsidiaries is a party or (ii) compromise, settle, or grant any waiver or release relating to any Litigation;

(k)           Eternal shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 4.19 of the Eternal Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Eternal’s affiliates;

(l)            Eternal shall not, nor shall it permit any of its Subsidiaries to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Eternal and its Subsidiaries taken as a whole;

(m)          Eternal shall not, nor shall it permit any of its Subsidiaries to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on Eternal or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(n)           Eternal shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Eternal or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

(o)           Eternal shall not, nor shall it permit any of its Subsidiaries to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase Eternal’s (or any of its Subsidiaries’) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to any Subsidiary of Eternal, or by any such Subsidiary to Eternal) or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.2(h);

(p)           Eternal shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of Eternal or any of its Subsidiaries, or would materially limit the ability of Eternal or any of its Subsidiaries after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q)           Eternal shall not, nor shall it permit any of its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r)           Eternal shall not, nor shall it permit any of its Subsidiaries to, terminate any Eternal Material Contract to which it is a party or waive or assign any of its rights or Claims under any Eternal Material Contract in a manner that is materially adverse to Eternal or any of its Subsidiaries or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Eternal Material Contract;

(s)           Eternal shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t)           Eternal shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.3            Acquisition Proposals.

(a)           American Eagle agrees that, except as expressly contemplated by this Agreement, neither it nor its Subsidiary shall, and American Eagle shall, and shall cause its Subsidiary to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to American Eagle, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to American Eagle or its Subsidiary or afford access to the properties, books or records of American Eagle or its Subsidiary to, any Person that has made an Acquisition Proposal with respect to American Eagle or to any Person that American Eagle, its Subsidiary or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to American Eagle or (iii) accept an Acquisition Proposal with respect to American Eagle or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of this Section 5.3(a)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to American Eagle or (y) that would require, or would have the effect of causing, American Eagle to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.  Any violation of the foregoing restrictions by American Eagle’s Subsidiary or by any Representative of American Eagle or its Subsidiary, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of American Eagle or its Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by American Eagle.  Notwithstanding anything to the contrary in this Agreement, American Eagle and the American Eagle Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a third party at any time prior to obtaining the American Eagle Required Vote if, prior to such vote, (x) American Eagle receives a bona fide written Acquisition Proposal with respect to American Eagle from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by American Eagle or its Subsidiary or any of their respective Representatives after the date and in violation of this Agreement), (y) the American Eagle Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to American Eagle and (z) the American Eagle Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that American Eagle shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(a).

(b)           American Eagle agrees that, in addition to the obligations of American Eagle set forth in paragraph (a) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after American Eagle’s receipt thereof), American Eagle shall advise Eternal in writing of any request for information from a Person that has made, or American Eagle reasonably believes may be contemplating, an Acquisition Proposal with respect to American Eagle or any Acquisition Proposal with respect to American Eagle received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to American Eagle, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and American Eagle shall promptly provide to Eternal copies of any written materials received by American Eagle, its Subsidiary or, to the knowledge of American Eagle, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place.  American Eagle agrees that it shall provide to Eternal any non-public information concerning American Eagle or its Subsidiary provided to any other Person or group in connection with any Acquisition Proposal with respect to American Eagle which was not previously provided to Eternal as promptly as practicable after it provides such information to such other Person.  American Eagle shall keep Eternal fully informed of the status of any Acquisition Proposals with respect to American Eagle (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

(c)           Neither (i) the American Eagle Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Eternal or the Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Eternal or the Merger Sub), the approval, recommendation or declaration of advisability by the American Eagle Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to American Eagle (any action described in this clause (i) being referred to as an “American Eagle Adverse Recommendation Change”) nor (ii) shall American Eagle or its Subsidiary execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(a)) (each, an “Acquisition Agreement”) with respect to American Eagle or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the American Eagle Required Vote, and subject to American Eagle’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the American Eagle Board may make an American Eagle Adverse Recommendation Change described in clause (A) of the definition thereof if the American Eagle Board (i) determines in good faith, after consultation with outside legal counsel, that the failure to make an American Eagle Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of American Eagle and (ii) provides written notice to Eternal (an “American Eagle Notice of Change”) advising Eternal that the American Eagle Board is contemplating making such American Eagle Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the American Eagle Board may not make such American Eagle Adverse Recommendation Change until the fourth Business Day after receipt by Eternal of the American Eagle Notice of Change and (y) during such four-Business Day period, at the request of Eternal, American Eagle shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the American Eagle Board not to make such American Eagle Adverse Recommendation Change consistent with its fiduciary duties.

(d)          Eternal agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and Eternal shall, and shall cause its Subsidiaries to, cause their respective Representatives not to (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Eternal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Eternal or any of its Subsidiaries or afford access to the properties, books or records of Eternal or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Eternal or to any Person that Eternal, any of its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Eternal or (iii) accept an Acquisition Proposal with respect to Eternal or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of this Section 5.3(d)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Eternal or (y) that would require, or would have the effect of causing, Eternal to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.  Any violation of the foregoing restrictions by any of Eternal’s Subsidiaries or by any Representative of Eternal or any of its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Eternal or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Eternal.  Notwithstanding anything to the contrary in this Agreement, Eternal and the Eternal Board may take any actions described in clause (ii) of this Section 5.3(d) with respect to a third party if (x) Eternal receives a bona fide written Acquisition Proposal with respect to Eternal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Eternal or any of its Subsidiaries or any of their respective Representatives after the date and in violation of this Agreement) and (y) the Eternal Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to Eternal and (z) the Eternal Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that Eternal shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(d).  Nothing contained in this Section 5.3 shall prohibit Eternal or the Eternal Board from taking and disclosing to Eternal’s stockholders a position with respect to an Acquisition Proposal with respect to Eternal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(e)           Eternal agrees that in addition to the obligations of Eternal set forth in paragraph (d) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Eternal’s receipt thereof), Eternal shall advise American Eagle in writing of any request for information from a Person that has made, or Eternal reasonably believes may be contemplating, an Acquisition Proposal with respect to Eternal or any Acquisition Proposal with respect to Eternal received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Eternal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Eternal shall promptly provide to American Eagle copies of any written materials received by Eternal, any of its Subsidiaries or, to the knowledge of Eternal, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place.  Eternal agrees that it shall provide to American Eagle any non-public information concerning Eternal or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal with respect to Eternal that was not previously provided to American Eagle as promptly as practicable after it provides such information to such other Person.  Eternal shall keep American Eagle fully informed of the status of any Acquisition Proposals with respect to Eternal (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

(f)           Neither (i) the Eternal Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to American Eagle), or publicly propose to withdraw (or amend or modify in a manner adverse to American Eagle), the approval or declaration of advisability by the Eternal Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Eternal (any action described in this clause (i) being referred to as an “Eternal Adverse Recommendation Change”) nor (ii) shall Eternal or any of its Subsidiaries execute or enter into (A) any Acquisition Agreement with respect to Eternal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(d)) or (B) any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, subject to Eternal’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the Eternal Board may make an Eternal Adverse Recommendation Change described in clause (A) of the definition thereof if the Eternal Board (i) determines in good faith, after consultation with its outside legal counsel, that the failure to make an Eternal Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Eternal and (ii) provides written notice to American Eagle (an “Eternal Notice of Change”), advising American Eagle that the Eternal Board is contemplating making such Eternal Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Eternal Board may not make such Eternal Adverse Recommendation Change until the fourth Business Day after receipt by American Eagle of the Eternal Notice of Change and (y) during such four-Business Day period, at the request of American Eagle, Eternal shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Eternal Board not to make such Eternal Adverse Recommendation Change consistent with its fiduciary duties.

(g)          For purposes of this Agreement, “Acquisition Proposal” shall mean, with respect to American Eagle or Eternal, as the case may be, any proposal, whether or not in writing (other than by Eternal or any of its Subsidiaries with respect to American Eagle, or by American Eagle or its Subsidiary, with respect to Eternal), for the (i) direct or indirect acquisition or purchase of a business or assets that generates or constitutes 20% or more of the net revenues, net income or the assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole (including capital stock of or ownership interest in any Subsidiary), (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any Person or Persons beneficially owning 20% or more of any class of equity securities of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.  The term “Superior Proposal” shall mean, with respect to American Eagle or Eternal, as the case may be, any bona fide written Acquisition Proposal with respect to such party that was not initiated, solicited, facilitated or knowingly encouraged by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) 50% or more of the assets of such party and its Subsidiaries, taken as a whole or (B) 50% or more of the equity securities of such party, in each case on terms which the majority of the Board of Directors of such party determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders) from a financial point of view, than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement offered by the other party in response to such Superior Proposal or otherwise pursuant to this Section 5.3) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquirer has adequate financial resources to consummate the transaction).

(h)          For the avoidance of doubt, any factually accurate and complete public statement by a party hereto that does nothing more than disclose the receipt of an Acquisition Proposal with respect to such party that was not initiated, solicited or knowingly facilitated or encouraged after the date of this Agreement by such party or any of its Subsidiaries or any of their respective Representatives, and the terms thereof, shall not be deemed to be a recommendation of such Acquisition Proposal or the withdrawal, amendment or modification of the recommendation of the relevant Board of Directors (or any committee thereof) in favor of this Agreement and the transactions contemplated hereby.

(i)           Immediately after the execution and delivery of this Agreement, each of American Eagle and Eternal shall, and shall cause its Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal with respect to American Eagle and Eternal, respectively.  Each of American Eagle and Eternal agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement within the last 12 months in connection with such Person’s consideration of any Acquisition Proposal with respect to it, or any similar transaction to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

Section 5.4            Access to Information and Properties.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of American Eagle and Eternal shall, and shall cause each of its Subsidiaries to, afford to the authorized Representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, offices, contracts, books, commitments, records, data, and personnel and, during such period, it shall, and shall cause each of its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request.  No party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement.  American Eagle and Eternal will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Eternal and American Eagle will hold any information obtained or contemplated under Section 5.4(a) above in accordance with the provisions of Section 5.5 hereof.

(c)           No investigation by Eternal or American Eagle or their respective Representatives made pursuant to this Section 5.4 shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 5.5           Confidentiality.  All non-public information regarding the business of (i) American Eagle and its Subsidiary, on the one hand, and (ii) Eternal and its Subsidiaries, on the other hand, will be kept in strict confidence by the other (the “Receiving Party”) and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by the Receiving Party or disclosed to any third party (other than such party’s Representatives on a need-to-know basis) without the prior written consent of the party who owns such information (the “Disclosing Party”).  If the transactions contemplated by this Agreement do not proceed for any reason, then upon receipt of a written request from the Disclosing Party, the Receiving Party will immediately return to the Disclosing Party or certify as to the destruction of, any non-public information received from the Receiving Party.

Section 5.6            Further Action; Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals and to effect all necessary registrations and filings.  Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable Laws and any applicable privilege relating to the exchange of information, will provide the other parties with copies of all filings made by such party with any Governmental Entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby; provided that neither party is obligated to share any document submitted to a Governmental Entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

(b)           Each of Eternal, the Merger Sub and American Eagle shall use their respective commercially reasonable efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity.

(c)           In case at any time after Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Eternal shall take or cause to be taken all such necessary action.

(d)           Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e)           Notwithstanding the foregoing provisions of this Section 5.6, neither Eternal nor the Merger Sub shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Eternal or the Merger Sub or any of their respective affiliates or any of the respective businesses of American Eagle or its Subsidiary, including any American Eagle Assets.

Section 5.7            American Eagle Stockholder Statement; S-4.

(a)           As promptly as practicable after the execution of this Agreement, (i) American Eagle shall, with the cooperation of Eternal, commence preparation of the American Eagle Stockholder Statement and (ii) Eternal shall, with the cooperation of American Eagle, prepare and file with the SEC the S-4, and the parties shall prepare and file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby.  Each of American Eagle, Eternal and the Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the S-4 and any such statement or schedule.  Each of American Eagle and Eternal shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and American Eagle shall as promptly as practicable thereafter mail the American Eagle Stockholder Statement to its stockholders.

(b)           If, at any time prior to the Effective Time, any event or circumstance relating to American Eagle, Eternal, the Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by American Eagle or Eternal that should be set forth in an amendment to the S-4 or a supplement to the American Eagle Stockholder Statement, American Eagle or Eternal shall promptly inform the other party hereto thereof in writing.  All documents that American Eagle or Eternal is responsible for furnishing or filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act.  Eternal shall notify American Eagle promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Eternal Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments to the S-4 or for additional information and shall supply American Eagle with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4.  American Eagle shall supply Eternal with copies of (i) the American Eagle Stockholder Statement prior to it being mailed to American Eagle’s stockholders, (ii) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Merger and (iii) all material correspondence between it or any of its Representatives, on the one hand, and any stockholder of American Eagle, on the other hand, with respect to the Merger.

(c)           Except as otherwise provided in Section 5.3(c), American Eagle, acting through the American Eagle Board, shall (i) recommend approval of this Agreement and include in the American Eagle Stockholder Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain the American Eagle Required Vote.  Notwithstanding any American Eagle Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to American Eagle of any Acquisition Proposal with respect to American Eagle or its Subsidiary, or any other fact or circumstance (except for termination of this Agreement pursuant to Section 7.1), this Agreement shall be submitted to the stockholders of American Eagle for the purpose of approving this Agreement, with such disclosures as shall be required by applicable Law.  Following any such withdrawal, amendment or modification of the American Eagle Board’s recommendation of this Agreement, American Eagle may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the American Eagle Board may not be rescinded or amended), in which event the American Eagle Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the American Eagle Stockholder Statement or an appropriate amendment or supplement thereto.  If American Eagle determines to hold a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the “American Eagle Special Meeting”), then American Eagle, acting through the American Eagle Board, shall, in accordance with its Articles of Incorporation and Bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold the American Eagle Special Meeting as soon as practicable following the date upon which the S-4 becomes effective, for the purposes of voting upon the approval of this Agreement and the approval of the consummation of the transactions contemplated by this Agreement, including the Merger, and American Eagle shall use its reasonable best efforts to hold the American Eagle Special Meeting no later than 30 days after such date.

(d)           Promptly following the execution and delivery of this Agreement, Eternal, as the owner of all of the outstanding shares of capital stock of the Merger Sub, will approve this Agreement and the transactions contemplated hereby in its capacity as sole stockholder of the Merger Sub.

Section 5.8            Notification of Certain Matters.  American Eagle shall give prompt notice to Eternal of any fact, event or circumstance as to which American Eagle obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.3(a) or 6.3(b).  Eternal shall give prompt notice to American Eagle of any fact, event or circumstance as to which Eternal obtained knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.2(a) or 6.2(b).

Section 5.9            Directors’ and Officers’ Indemnification and Insurance.

(a)           After the Effective Time, Eternal shall indemnify, defend and hold harmless the present and former officers and directors of American Eagle and its Subsidiary in such capacities (“Indemnified Parties”) to the fullest extent permitted by Law, in each case against any losses, damages, fines, penalties, expenses (including attorneys’ fees and expenses) or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee, fiduciary or agent of American Eagle or its Subsidiary and arising out of actions or omissions or alleged actions or omissions in their capacity as a director, officer, employee, fiduciary or agent of American Eagle or its Subsidiary occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions and actions contemplated hereby).  Eternal shall pay expenses in advance of the final disposition of any proceeding or threatened action, suit, proceeding, investigation or claim relating to any such acts or omissions or alleged acts or omissions (a “Proceeding”) to each Indemnified Party to the fullest extent permitted under applicable Law.  Each Indemnified Party will be entitled to receive such advances from Eternal within ten Business Days of receipt by Eternal from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.  Eternal shall not settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents.  Eternal shall, and shall cause its Subsidiaries to, cooperate in the defense of any such matter.  Eternal agrees that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of American Eagle as provided in the Articles of Incorporation or Bylaws of American Eagle, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.

(b)          Prior to the Closing, American Eagle shall purchase (after obtaining the written approval of Eternal, which approval shall not be unreasonably withheld, delayed, denied or conditioned), and after the Effective Time Eternal shall cause American Eagle, as the surviving entity of the Merger, to maintain or, if American Eagle has not already done so, Eternal shall purchase, tail directors’ and officers’ liability insurance coverage, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, with respect to the directors and officers of American Eagle and its Subsidiary, who, as of the date of this Agreement, were covered by American Eagle’s then-existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, from an insurance carrier with the same or better credit rating as American Eagle’s then-current insurance carrier, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the annual premium for such insurance shall not exceed 200% of the per annum rate of premium currently paid by American Eagle and its Subsidiary for such insurance on the date of this Agreement.  In the event that the annual premium for such insurance exceeds such maximum amount, Eternal shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(c)           The covenants in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d)          In the event that Eternal, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Eternal shall succeed to the obligations set forth in this Section 5.9.

Section 5.10         Publicity.  Neither American Eagle nor Eternal, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or regulation of any regulatory authority if all reasonable best efforts have been made to consult with the other party.  In addition, the parties shall to the extent reasonably practicable consult with each other regarding the form and content of any public disclosure of any material developments or matters involving the disclosing party reasonably in advance of publication.

Section 5.11         Employment and Consulting Agreements. The forms of (i) the employment agreement between Eternal and Bradley Colby, as the Chief Executive Officer and President of Eternal, (ii) the employment agreement between Eternal and Thomas Lantz, as the Chief Operating Officer of Eternal and (iii) the consulting agreement between Eternal and Richard Findley, as a consultant of Eternal, in each case to become effective as of the Effective Time, are attached as Exhibit 5.11 hereto (collectively, the “Employment/Consulting Agreements”).  The parties shall use their reasonable best efforts to cause the Employment/Consulting Agreements to be executed by Eternal and such individuals as promptly as practicable after the date hereof, effective as of, and conditioned upon the occurrence of, the Effective Time.

Section 5.12          Certain Tax Matters.

(a)           This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)           Eternal and American Eagle shall each use its respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)           American Eagle and Eternal shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes that become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time.  Each of Eternal, for itself and on behalf of the Merger Sub, and American Eagle shall pay, without deduction from any amount payable to holders of shares of American Eagle Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity that become payable in connection with the Merger.

(d)          Neither Eternal nor American Eagle shall take (or fail to take) (and following the Merger, Eternal shall cause American Eagle not to take or fail to take) any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.  With respect to the Merger, Eternal shall (and following the Merger shall cause American Eagle to) file all required information with its Returns and maintain all records required for Tax purposes.

(e)           Between the date hereof and the Closing Date, American Eagle agrees to (i) prepare all Returns, other than income tax Returns, for any periods ending prior to the Closing Date and that are required to be filed within 15 days following such date (taking extensions to file into account) using tax accounting methods and principles consistent with those used for preceding tax periods, unless a change is required by applicable Law or regulation and (ii) prepare and submit to Eternal income tax Returns, including quarterly income tax estimates, where such Returns would be required to be filed prior to 30 days following the Closing Date (taking extensions to file into account).  American Eagle shall make such income tax Returns available to Eternal for review prior to filing with the relevant Governmental Entity and shall not refuse any reasonable request by Eternal with respect to such Returns.  Such Returns shall be prepared and filed, and all related taxes paid, on or prior to the Closing Date.

Section 5.13          Section 16 Matters.  Prior to the Closing, Eternal and American Eagle, and their respective Boards of Directors, shall use their reasonable best efforts to take all actions to cause any acquisitions of shares of Eternal Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act, such actions to be taken in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.14          Directors and Officers of Eternal.  Eternal shall take all corporate action necessary (i) to cause the individuals listed in Exhibit 1.6 hereto to be duly elected or appointed as directors and officers of Eternal as set forth in Exhibit 1.6 hereto, effective upon or immediately after the Effective Time, (ii) to cause the individuals listed in Exhibit 1.6 hereto who are to serve as directors of Eternal effective upon or immediately after the Effective Time to be nominated for election by Eternal’s stockholders at any meeting(s) of such stockholders during the first calendar year after the Closing at which directors are to be elected; provided that, with respect to the foregoing clause (ii), such individuals are qualified, willing and able to stand for election, and (iii) during the first calendar year after the Closing, to maintain the number of persons serving as directors of Eternal at five.

ARTICLE 6
CONDITIONS

Section 6.1            Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a)           This Agreement shall have been approved by the Required American Eagle Vote in accordance with the applicable provisions of the NRS;

(b)           No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes consummation of the Merger illegal;

(c)           The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(d)           Each of the Employment/Consulting Agreements shall have been executed and delivered by the parties thereto.

Section 6.2           Conditions to the Obligation of American Eagle to Effect the Merger.  The obligation of American Eagle to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by American Eagle in writing, in whole or in part, to the extent permitted by applicable Law):

(a)           The representations and warranties of each of Eternal and the Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Eternal.  American Eagle shall have received a certificate signed on behalf of Eternal by a senior executive officer of Eternal to the foregoing effect;

(b)           Each of Eternal and the Merger Sub shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and American Eagle shall have received a certificate signed on behalf of Eternal by a senior executive officer of Eternal to the foregoing effect; and

(c)           There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement.

Section 6.3            Conditions to Obligations of Eternal and the Merger Sub to Effect the Merger.  The obligations of Eternal and the Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Eternal, for itself and on behalf of the Merger Sub, in writing, in whole or in part, to the extent permitted by applicable Law):

(a)           The representations and warranties of American Eagle set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on American Eagle.  Eternal shall have received a certificate signed on behalf of American Eagle by a senior executive officer of American Eagle to the foregoing effect;

(b)           American Eagle shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and Eternal shall have received a certificate signed on behalf of American Eagle by a senior executive officer of American Eagle to the foregoing effect;

(c)           There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by American Eagle, Eternal or the Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of American Eagle and its Subsidiary, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of American Eagle and its Subsidiary, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(d)           The number of Dissenting Shares for which demands for payment of the fair value thereof have not been withdrawn or for which the holders thereof have not failed to perfect or otherwise waived or lost dissenter’s rights under the applicable provisions of the NRS shall not exceed 5% of the outstanding shares of American Eagle Common Stock;

(e)           The Fairness Opinion shall not have been amended, withdrawn or rescinded and, if determined to be advisable by the Eternal Board in its reasonable discretion, Eternal shall have received an updated Fairness Opinion dated the Closing Date;

(f)           The Debenture Conversion, including the issuance of all shares of American Eagle Common Stock that are to be issued in connection with the Debenture Conversion pursuant to the terms of the Debenture, shall have been completed in all respects; and

(g)           The Private Placement, including the sale and issuance of all shares of American Eagle Common Stock that are to be sold and issued and American Eagle’s receipt of all funds therefor, in each case pursuant to the terms of the Private Placement, shall have been completed in all respects.

ARTICLE 7
TERMINATION

Section 7.1            Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of American Eagle):

(a)         by the mutual written consent of Eternal and American Eagle;

(b)         by either American Eagle or Eternal upon written notice to the other, if:

(i)               the Merger shall not have been consummated on or before September 30, 2011 (the “Termination Date”); provided, however that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii)             any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in such action or who is then in material breach of Section 5.6 with respect to such action; or

(iii)             the stockholders of American Eagle fail to approve this Agreement because of the failure to obtain the American Eagle Required Vote by the Termination Date.

(c)         by American Eagle, upon written notice to Eternal, if Eternal shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), or would materially impair or delay or otherwise have a material adverse effect on Eternal’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by Eternal prior to the Termination Date or is not cured by Eternal within 30 days following receipt of written notice from American Eagle of such breach or failure to perform;

(d)        by Eternal, upon written notice to American Eagle, if American Eagle shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), or would materially impair or delay or otherwise have a material adverse effect on American Eagle’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by American Eagle prior to the Termination Date or is not cured by American Eagle within 30 days following receipt of written notice from Eternal of such breach or failure to perform;

(e)         by Eternal, upon written notice to American Eagle, (i) if American Eagle shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if an American Eagle Adverse Recommendation Change shall have occurred or the American Eagle Board or any committee thereof shall have resolved to make an American Eagle Adverse Recommendation Change;

(f)         by American Eagle, upon written notice to Eternal, (i) if Eternal shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if an Eternal Adverse Recommendation Change shall have occurred or the Eternal Board or any committee thereof shall have resolved to make an Eternal Adverse Recommendation Change;

(g)        by American Eagle, prior to obtaining the American Eagle Required Vote, if American Eagle receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the American Eagle Board determines in good faith is a Superior Proposal; provided that American Eagle shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(g) unless:  (i) American Eagle has provided a written notice to Eternal (an “American Eagle Notice of Superior Proposal”), advising Eternal that American Eagle has received a Superior Proposal (it being understood that neither the delivery of an American Eagle Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Eternal to terminate this Agreement pursuant to Section 7.1(d) or 7.1(e)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such proposal; (ii) Eternal does not, within four Business Days following its receipt of the American Eagle Notice of Superior Proposal, make an offer that, as determined by the American Eagle Board with respect to the holders of shares of American Eagle Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, American Eagle shall negotiate in good faith with Eternal, to the extent Eternal wishes to negotiate, to enable Eternal to make such offer) (it being understood and agreed that, prior to any termination pursuant to this Section 7.1(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new American Eagle Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(g), American Eagle shall pay to Eternal the American Eagle Termination Fee provided under Section 8.1(b);

(h)        by Eternal, if Eternal receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the Eternal Board determines in good faith is a Superior Proposal; provided that Eternal shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(h) unless:  (i) Eternal has provided a written notice to American Eagle (an “Eternal Notice of Superior Proposal”) advising American Eagle that Eternal has received a Superior Proposal (it being understood that neither delivery of an Eternal Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle American Eagle to terminate this Agreement pursuant to Section 7.1(c) or 7.1(f)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such Proposal; (ii) American Eagle does not, within four Business Days following its receipt of the Eternal Notice of Superior Proposal, make a counterproposal that, as determined by the Eternal Board with respect to the holders of shares of Eternal Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, Eternal shall negotiate in good faith with American Eagle, to the extent that American Eagle wishes to negotiate, to enable American Eagle to make such a counterproposal) (it being understood and agreed that, prior to any termination pursuant to Section 7.1(h) taking effect, any Modified Superior Proposal shall require a new Eternal Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(h), Eternal shall pay to American Eagle the Eternal Termination Fee provided under Section 8.1(c); and

(i)           by American Eagle, upon written notice of termination pursuant to this Section 7.1 to Eternal, if all conditions in Sections 6.1 and 6.3 (other than the condition set forth in Section 6.3(d)) have been satisfied or, in the case of any opinions or certificates to be delivered on the Closing Date, could be satisfied, and Eternal has failed to irrevocably waive the condition set forth in Section 6.3(d) within five Business Days after receipt of a written notice from American Eagle certifying that all conditions in Sections 6.3(a), (b), (f), and (g) have been satisfied (or, are capable of satisfaction at Closing) and that American Eagle is prepared to close.

Section 7.2            Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made and, except with respect to this Section 7.2, Section 5.5 and Article 8, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice.  In the event of such termination, there shall be no liability on the part of Eternal, the Merger Sub or American Eagle, except as set forth in Section 8.1 of this Agreement; provided that nothing herein shall relieve any party from any liability with respect to any willful breach of any representation, warranty, covenant or other obligation under this Agreement.

(b)          In the event of termination of this Agreement as provided in Section 7.1, for a period of one year following the date of such termination, neither American Eagle nor Eternal (nor any of their respective Subsidiaries), without the prior written consent of the other party (which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such party), will hire, or solicit for hire or employment (whether as an employee or consultant), directly or indirectly, any officer or employee of, or consultant to, the other party or any of its Subsidiaries or any Person who at the time of proposed hire had been an officer or employee of the other party or any of its Subsidiaries within the previous six months (excluding current oil and gas operating activities that the parties are conducting with one another or as may be reasonably anticipated in the ordinary course of business relating to such activities).  For the purposes of this provision, “solicitation” shall not include solicitation of any officer or employee who is solicited by advertising in a newspaper or periodical of general circulation or who on his or her own initiative seeks employment with Eternal or American Eagle, as the case may be.

(c)           In the event of termination of this Agreement as provided in Section 7.1, for a period of six months following the date of such termination, without the prior written consent of the Eternal Board or the American Eagle Board, as the case may be, which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such Board of Directors, neither Eternal nor American Eagle shall directly or indirectly (nor shall either of them assist or encourage directly or indirectly others to):  (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any Subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s Board of Directors, or solicit, or participate in the solicitation of, any proxies of the other’s stockholders, or make any public announcement with respect to any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other or its securities or assets; or (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing.  Each party will promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing.  Notwithstanding the foregoing, (w) neither party’s Board of Directors shall withhold, delay, deny or condition its consent if to do so would be inconsistent with its fiduciary duties; (x) either party shall be permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger, stock purchase or similar agreement to which the other is a party; (y) either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other in order to correct material misstatements or omissions by the other or its advisors; and (z) either party may continue the current oil and gas operating activities conducted with the other party and as may be reasonably contemplated in the ordinary course of business relating to such activities.  If either party enters into a standstill with a third party that is more favorable than the foregoing, such party will amend its standstill with the other party accordingly.

ARTICLE 8
MISCELLANEOUS

Section 8.1            Fees and Expenses.

(a)           Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in this Article 8.

(b)           Notwithstanding anything in this Agreement to the contrary, if American Eagle terminates the Agreement pursuant to Section 7.1(g), then American Eagle, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to Eternal an amount equal to $150,000 (the “American Eagle Termination Fee”) as a reasonable estimate of the expenses incurred by Eternal in connection with this Agreement.  Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Eternal and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(c)           Notwithstanding anything in this Agreement to the contrary, if Eternal terminates the Agreement pursuant to Section 7.1(h), then Eternal, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to American Eagle an amount equal to $150,000 (the “Eternal Termination Fee”) as a reasonable estimate of the expenses incurred by American Eagle in connection with this Agreement.  Such payment shall be made by wire transfer of immediately available funds to an account designated by American Eagle.  Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by American Eagle and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(d)           Each party acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to this Section 8.1 and if, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in this Section 8.1, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 from the date payment was due at 10% per annum.

(e)           This Section 8.1 shall survive any termination of this Agreement.

Section 8.2            Amendment; Waiver.

(a)           This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after the American Eagle Required Vote has been obtained, but after such American Eagle Required Vote has been obtained no amendment shall be made without the approval of the stockholders of American Eagle if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Articles of Incorporation or Bylaws of Eternal if such alteration or change would adversely affect the holders of any shares of Eternal Common Stock or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of American Eagle Common Stock.  This Agreement may not be amended except by an instrument in writing signed on behalf of American Eagle and Eternal, for itself and on behalf of the Merger Sub.

(b)           At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive in whole or in part compliance with any of the agreements or conditions of the other parties hereto contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 8.3            Survival.  The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or on the Closing Date shall survive until (but not beyond) the Effective Time.  The covenants and agreements of the parties hereto shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 8.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to American Eagle, to:

AMERICAN EAGLE ENERGY INC.
27 North 27th Street, Suite 21 G
Billings, Montana 59101
Telephone: 406-294-9765
Facsimile: 406-248-1012
Attention: Richard Findley, President
E-mail: prospector@180com.net

with a copy to (which copy shall not constitute notice):

WINTER LLP
1901 Newport Blvd., Suite 350
Costa Mesa, California 92627
Telephone: 949-999-2058
Facsimile: 949-999-2059
Attention: Todd Winter, Esq.
E-mail:  twinter@winterllp.com

if to Eternal or the Merger Sub, to:

ETERNAL ENERGY CORP.
2549 W. Main Street, Suite 202
Littleton, Colorado 80120
Telephone: 303-798-5235
Facsimile: 303-798-5767
Attention: Bradley Colby, Chief Executive Officer
E-mail: bradcolby@eternalenergy.com

with a copy to (which copy shall not constitute notice):

BAKER & HOSTETLER LLP
600 Anton Blvd., Suite 900
Costa Mesa, California, California 92626
Telephone: 714-966-8807
Facsimile: 714-966-8802
Attention: Randolf W. Katz, Esq.
E-mail: rwkatz@bakerlaw.com

Section 8.5           Rules of Construction and Interpretation; Definitions.

(a)          When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available,” when used in this Agreement, shall mean that the information referred to has been made available to the party to whom such information is to be made available.  The word “affiliates” when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act.  The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.  The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 8, 2011.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)          Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(c)          The inclusion of any information in the American Eagle Disclosure Letter or the Eternal Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the American Eagle Disclosure Letter or Eternal Disclosure Letter, as applicable, that such information is required to be listed in the American Eagle Disclosure Letter or Eternal Disclosure Letter, as applicable, or that such items are material to American Eagle or Eternal, as the case may be.  The headings, if any, of the individual sections of each of the Eternal Disclosure Letter and American Eagle Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

(d)          The following terms have the following definitions:

(i)               “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable to American Eagle or Eternal, as the case may be, than Section 5.5 hereof.

(ii)              “American Eagle Leased Real Property” means all interests in real property pursuant to the American Eagle Leases.

(iii)            “American Eagle Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which American Eagle or its Subsidiary is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(iv)            “American Eagle Owned Real Property” means the real property, and interests in real property, owned by American Eagle or its Subsidiary.

(v)             “American Eagle Real Property” means American Eagle Owned Real Property and American Eagle Leased Real Property.

(vi)            “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Nevada.

(vii)           “Claim” shall mean any claim, action, suit, proceeding or investigation.

(viii)          “Cleanup” means all actions required to:  (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

(ix)            “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(x)             “Employee Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other employee compensation and benefit plan, agreement, program, policy or other arrangement or payroll practice, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in the form of annual bonuses, long-term incentive programs in the form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance.

(xi)            “Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of American Eagle and its Subsidiary, or Eternal and any of its Subsidiaries, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

(xii)           “Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to any Person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location for which such Person or its Subsidiaries may bear responsibility or liability or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

(xiii)           “Environmental Laws” means all Laws, including common law, relating to pollution, Cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health, including Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, including the Federal Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and the Emergency Planning and Community Right to Know Act, each as amended and currently in effect.

(xiv)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xv)            “Eternal Leased Real Property” means all interests in real property pursuant to the Eternal Leases.

(xvi)           “Eternal Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Eternal or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(xvii)          “Eternal Owned Real Property” means the real property, and interests in real property, owned by Eternal or any of its Subsidiaries.

(xviii)         “Eternal Real Property” means the Eternal Owned Real Property and the Eternal Leased Real Property.

(xix)            “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise regulated under any Environmental Laws, (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health or the environment or (v) Naturally Occurring Radioactive Material (NORM).

(xx)             “knowledge” of any Person means the knowledge after due inquiry of all officers of such Person.

(xxi)           “Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(xxii)          “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in Law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(xxiii)         “Material Adverse Effect” means, with respect to Eternal or American Eagle, as the case may be, the existence of a materially adverse change to the financial condition, business, assets, properties or results of operations of such party and its Subsidiaries, taken as a whole, no matter how caused or how arising, except for any materially adverse change that is caused by or arises from one or more of (i) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party, (ii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes, (iii) changes in the market price of oil or natural gas, (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Eternal is the prospective owner of American Eagle, (v) the existence or occurrence of war, acts of war, terrorism or similar hostilities or (vi) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities.

(xxiv)          “Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas or minerals, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (ii) all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) all easements, rights of way, licenses, permits, leases and other interests associated with, appurtenant to or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing.

(xxv)           “Permitted Liens” means (i) Liens reserved against or identified in the American Eagle Balance Sheet or the Eternal Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to credit facilities, if any, of American Eagle and its Subsidiary or Eternal and its Subsidiaries, as the case may be and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of American Eagle and its Subsidiary or Eternal and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have or result in a Material Adverse Effect on American Eagle or Eternal, as the case may be.

(xxvi)          “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Entity.

(xxvii)         “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(xxviii)        “Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xxix)           “Subsidiary” means with respect to any Person, any other Person of which (i) such Person is directly or indirectly the controlling general partner or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

(xxx)           “Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

Section 8.6           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

Section 8.8           Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

Section 8.9            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such determination that any term, provision, covenant or restriction is invalid, void, unenforceable, overly broad or against public policy by any court of competent jurisdiction, the parties intend that such court modify such provision to the extent necessary so as to render it valid, effective, enforceable, reasonable and not overly broad and such term, provision, covenant or restriction shall be deemed modified to the extent necessary to provide the intended benefits to modify this Agreement so as to effect the original intent of the parties, as evidenced by this Agreement, as closely as possible in a mutually acceptable manner in order that the transactions as originally contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10          Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.

Section 8.11          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

Section 8.12         Parties-in-Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Section 5.9) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any Representative of any of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

Section 8.13          Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

Section 8.14         Jurisdiction and Venue. Each of the parties hereto agrees that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, under or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the courts sitting in Clark County, Nevada (and each agrees that no such claim, suit, action or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of such courts in any such claim, suit, action or proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or proceeding.  Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document in any such claim, suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.4 shall be deemed effective service of process on such party.  The parties hereto hereby agree that a final, non-appealable judgment in any such claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in the world by suit on the judgment or in any other manner provided by applicable Law.

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[Signatures appear on the next page.]

IN WITNESS WHEREOF, Eternal, the Merger Sub and American Eagle have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ETERNAL ENERGY CORP.

By:	/s/ Bradley Colby
Bradley Colby, Chief Executive Officer

ETERNAL SUB CORP.

By:	/s/ Bradley Colby
Bradley Colby, Chief Executive Officer

AMERICAN EAGLE ENERGY INC.

By:	/s/ Richard Findley
Richard Findley, President